Exhibit 10.15

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

PROFICIENT AUTO LOGISTICS, INC.,

PAL STOCK ACQUIROR, INC.,

william e. Scanlon,

Trustee of the William E. Scanlon Living Trust UTD 7/29/05

AND

Sierra Mountain GROUP, Inc.

Dated as of December 21, 2023

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made as of December 21, 2023, by and among Proficient Auto Logistics, Inc., a Delaware corporation (“Parent”), PAL Stock Acquiror, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Purchaser”), William E. Scanlon, Trustee of the William E. Scanlon Living Trust Utd 7/29/05 (“Seller”), and Sierra Mountain Group, Inc., a Delaware corporation (the “Company”).

Each of Parent, Purchaser, the Company and Seller are sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in Annex I.

PRELIMINARY STATEMENTS

A. Seller directly owns beneficially and of record all of the issued and outstanding shares of common stock (the “Shares” and each a “Share”), of the Company which constitute all of the issued and outstanding Equity Interests of the Company.

B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser all of the Shares, in exchange for the Consideration.

C. Concurrently with this Agreement, Parent and/or one of its Subsidiaries is entering into certain agreements (the “Combination Agreements”) for the combination of several companies, or the purchase of the equity interests of several companies (each a “Combining Company” and collectively, the “Combining Companies”) engaged in the business of auto transportation by truck (the “Combined Business”), in exchange for cash and / or shares of Parent Common Stock (as defined below) (the “Combined Consideration”). Seller, the Company and certain other Affiliates of such Parties are collectively engaged, directly or indirectly, in the Combined Business (the business operated by each of them, a “Business”).

D. Concurrently with the closing of an underwritten initial public offering (“IPO”) of shares of Parent common stock (“Parent Common Stock”) and as part of a single transaction that includes the IPO, the shareholders or other equity interest holders of each Combining Company will transfer to Parent and/or one or more of Parent’s Subsidiaries, in exchange for the Combined Consideration, all of the stock of or other equity interests in certain of the Combining Companies (such transactions, together with the IPO and the Transactions, the “Combination Transactions”).

E. The contemplated IPO and Combination Transactions will be described in a registration statement on Form S-1 that Parent will file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act, to be declared effective by the SEC prior to the commencement of sales of Parent Common Stock in the IPO (the “Registration Statement”).

F. Parent expects to file the Registration Statement with the SEC as promptly as practicable following the completion of an audit of the financial statements of the Company and the other Combining Companies.

G. The board of directors of the Company has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions, and (b) resolved to recommend the approval and adoption of this Agreement and the Transactions by Seller.

H. Unless otherwise expressly provided in this Agreement, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex I.

I. In connection with the Transactions, Parent and Seller shall enter into the Lock-Up Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, Seller, the Company, Purchaser and Parent agree as follows:

ARTICLE I
SALE AND PURCHASE OF THE SHARES; CLOSING

Section 1.1 Sale and Purchase of the Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title, and interest in and to the Shares, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws), in exchange for the Consideration, as may be adjusted pursuant to ARTICLE II.

Section 1.2 Closing. The consummation of the Transactions (the “Closing”) shall take place concurrently with the closing of the IPO. The Closing shall occur by conference call among the Parties and by the mutual exchange of signature pages delivered by email on the date that is two (2) Business Days after the date on which each of the conditions set forth in ARTICLE VII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Purchaser and Seller may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Payments by Purchaser. At the Closing, Purchaser shall:

(a) pay to Seller a promissory note in the form attached hereto as Exhibit A (the “Promissory Note”) in a principal amount equal to the Estimated Consideration minus the Escrow Amount;

(b) deposit the Indemnity Escrow Amount and the West Coast Indemnity Escrow Amount (such amounts, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement (the “Indemnity Escrow Fund”)), by wire transfer of immediately available funds, into the escrow account pursuant to the terms of the Escrow Agreement (the “Indemnity Escrow Account”) for a period of twelve (12) months for purposes of securing Seller’s indemnity obligations under ARTICLE X;

(c) unless the Settlement Payment is made prior to Closing, deposit the Specific Litigation Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement (the “Specific Litigation Escrow Fund”)), by wire transfer of immediately available funds, into the specific litigation escrow account established pursuant to the terms of the Escrow Agreement (the “Specific Litigation Escrow Account”) pursuant to the terms of the Escrow Agreement for a term of twelve (12) months to be available solely to secure Seller’s indemnification obligations under ARTICLE X with respect to Specific Litigation and Settlement Proceedings Costs as provided for under this Agreement;

(d) pay the applicable Persons identified in the pay-off letters delivered by Seller pursuant to Section 1.5(g) the respective amounts of the Closing Date Indebtedness (other than Equipment and Truck Indebtedness), set forth in such pay-off letters, by wire transfer of immediately available funds to the account designated in each such pay-off letter, it being understood that such amounts shall be deemed to have been received by the Company and paid prior to the Closing Date; and

(e) pay any unpaid Transaction Expenses in each case to the respective counterparties in full satisfaction thereof, as identified in the invoices delivered by Seller pursuant to Section 1.5(c), and as set forth in the Estimated Closing Statement by wire transfer of immediately available funds to the account or accounts designated in each such invoice or the Estimated Closing Statement, it being understood that such amounts shall be deemed to have been received by the Company and paid prior to the Closing Date.

Section 1.4 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller each of the following, as applicable:

(a) each Related Agreement to which Parent and/or Purchaser is a party, executed by such Party;

(b) a closing certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b);

(c) a secretary certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Purchaser, certifying as to (i) the resolutions approved by the board of directors (or similar governing body) of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the Transactions and (ii) the names and signatures of the officers of Purchaser authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Purchaser under this Agreement and its Related Agreements; and

(d) such other documents, certificates, or instruments as Seller may reasonably request in order to effect the Transactions.

Section 1.5 Deliveries by Seller and the Company. Unless otherwise stated below, at or prior to the Closing, Seller and the Company shall deliver, or cause to be delivered, to Purchaser each of the following:

(a) the stock certificate(s) evidencing the Shares, endorsed in blank by Seller or accompanied by a stock power or other instrument of transfer executed in blank by Seller;

(b) each Related Agreement to which Seller and/or the Company is a party, executed by Seller and the Company, as applicable;

(c) an invoice from each Person (other than any employee) to whom any amount of the Transaction Expenses is owed, indicating the aggregate amount of Transaction Expenses owed to such Person;

(d) a certificate of good standing of the Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(e) a properly completed and executed IRS Form W-9 from Seller dated as of the Closing Date;

(f) letters of resignation from each individual requested by Purchaser pursuant to Section 5.11;

(g) executed pay-off letters and UCC-3 termination statements and other Lien terminations or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar Governmental Authority), in each case in form and substance reasonably satisfactory to Purchaser, from each Person to whom any amount of the Closing Date Indebtedness (other than Equipment and Truck Indebtedness), is owed, evidencing the satisfaction in full of all such Closing Date Indebtedness, excluding Equipment and Truck Indebtedness, and the release or termination of all Liens relating to such Closing Date Indebtedness, excluding Equipment and Truck Indebtedness;

(h) the written Consents set forth on Schedule 1.5(h), in each case in form and substance reasonably satisfactory to Purchaser;

(i) documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the termination, in accordance with Section 5.10, of all intercompany Contracts and relationships (excluding Contracts between the Company and West Coast Leasing Company, Inc., a Nevada corporation (“West Coast”) and Contracts by and among the Company and its Subsidiaries) and the release of the Company from all Liability thereunder;

(j) a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c);

(k) a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of the Company, certifying as to (i) no amendments to the certificate of incorporation of the Company since the date of the certification referenced in a copy of the certificate of incorporation of the Company, certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware, to be attached to such certificate as an exhibit, (ii) the bylaws of the Company, (iii) the resolutions approved by the board of directors (or similar governing body) of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and its Related Agreements and the consummation by the Company of the Transactions, (iv) the resolutions approved by Seller in accordance with applicable Law, authorizing the execution, delivery, and performance by the Company of this Agreement and its Related Agreements and the consummation by the Company of the Transactions and (v) the names and signatures of the officers of the Company authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by the Company under this Agreement and its Related Agreements; and

(l) such other documents, certificates, or instruments as Purchaser may reasonably request in order to effect the Transactions, to vest in Purchaser good and valid title to all of the Shares or to evidence the release of all Liens (other than Permitted Liens) on the Company’s properties and assets.

ARTICLE II
CONSIDERATION

Section 2.1 Consideration. The consideration for the Shares (the “Consideration”) shall consist of:

(a) $18,700,000 (the “Target Consideration”); plus

(b) if the Settlement Payment is made prior to Closing, the amount of the Excess Closing Cash (if any); plus

(c) if the Settlement Payment is not made prior to Closing, the amount by which the Excess Closing Cash (if any) exceeds $4,000,000; minus

(d) the amount by which the Target Closing Date Cash exceeds the Closing Date Cash; minus

(e) the amount by which the Closing Date Indebtedness exceeds the Target Closing Date Indebtedness; minus

(f) the aggregate amount of Transaction Expenses not paid prior to Closing.

Section 2.2 Estimated Consideration. At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Consideration (such estimated amount, the “Estimated Consideration”), including each of its components, which shall, for the avoidance of doubt, include a calculation of the Holdback Shares and the Specific Litigation Escrow Amount. A sample calculation of the Estimated Consideration as of the date of this Agreement is attached hereto as Schedule 2.2. The Estimated Closing Statement shall also set forth (a) a flow of funds setting forth the applicable payees for all amounts payable pursuant to Section 1.3 and wire instructions and (b) the applicable employees to whom any portion of the Transaction Expenses is payable, the respective amounts payable to each such employee, and the account or accounts to which such amounts shall be paid. Seller shall prepare the Estimated Closing Statement in accordance with GAAP, consistently applied. Prior to the Closing, Purchaser shall be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Consideration set forth therein, and Seller shall permit Purchaser and its Representatives to have full access to the books and records of the Company and to such historical financial information relating to the preparation of the Estimated Closing Statement and the calculation of the Estimated Consideration as Purchaser may reasonably request. Seller shall promptly consider in good faith any changes Purchaser proposes to the Estimated Closing Statement and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted.

Section 2.3 Determination of Final Consideration.

(a) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller (i) an unaudited balance sheet of the Company as of the Closing Date and (ii) a statement (the “Initial Closing Statement”) setting forth Purchaser’s good faith calculation of the Consideration, including each of its components.

(b) Seller shall be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date Seller receives the Initial Closing Statement; provided that such period of time shall be tolled and extended to account for any delay or failure by Purchaser of its obligations under Section 2.2 or Section 2.3(a). At or prior to the end of such thirty (30) day period, Seller shall either:

(i) deliver a notice to Purchaser confirming that no adjustments are needed to Purchaser’s calculation of the Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii) deliver a notice to Purchaser to the effect that Seller disagrees with Purchaser’s calculation of the Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement and the adjustments that, in Seller’s view, should be made to the calculation of the Consideration or any of its components, as applicable, in order to comply with this Agreement (collectively, the “Proposed Adjustments”); provided, however, that if Seller fails to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period, then the calculation of the Consideration as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Consideration.”

(c) If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after Purchaser’s receipt of the Notice of Disagreement, notify Seller whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, Seller and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments”) within thirty (30) days after Purchaser’s notice to Seller of its rejection of any Proposed Adjustments, then the Unresolved Adjustments shall be submitted to a mutually agreed firm with no material relationships with Seller, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of Seller, and shall make available to the Accounting Firm all information in such person’s possession as the Accounting Firm may reasonably request. The scope of the review by the Accounting Firm shall be limited to a disposition of the Unresolved Adjustments through a strict application of GAAP, consistently applied. The Accounting Firm shall not be entitled to, and the Parties shall not individually request the Accounting Firm to, (i) make any determination other than as set forth above, (ii) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (iii) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm shall be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Consideration by the Accounting Firm shall, absent manifest error, be final and binding on the Parties as the Final Consideration, and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3(c) shall be borne equally by Purchaser and Seller.

(d) If the Final Consideration is less than the Estimated Consideration, then Seller shall pay to Purchaser, by wire transfer of immediately available funds to the account Purchaser designates in writing to Seller, an amount in cash equal to such difference; provided that to the extent such difference arises out of a difference in the amount of Excess Closing Cash and a shortfall in the Specific Litigation Escrow Fund, the amount of such difference shall be deposited into the Specific Litigation Escrow Account. If the Final Consideration is greater than the Estimated Consideration, then Purchaser shall pay to Seller, by wire transfer of immediately available funds to the account Seller designates in writing to Purchaser, an amount in cash equal to such difference; provided that to the extent such difference arises out of a difference in the amount of Excess Closing Cash and a shortful in the Specific Litigation Escrow Fund, the amount of such difference shall be deposited into the Specific Litigation Escrow Account. In either case, such payment shall be made within five (5) Business Days after the date on which the Final Consideration becomes final and binding pursuant to this Section 2.3, in cash by wire transfer of immediately available funds to such bank account(s) as will be designated in writing by the recipient(s) at least two (2) Business Days prior to the applicable payment date. For avoidance of doubt, the provisions of this Section 2.3(d) shall not affect the calculation of the amount of the Consideration, which shall be governed solely by Section 2.1.

(e) The Parties shall treat any payments made pursuant to this Section 2.3 as an adjustment to the Consideration for Tax purposes, unless otherwise required by Law.

(f) In the event that a Section 338(h)(10) Election is made, the Parties agree to allocate the Consideration for tax purposes as provided in Section 6.1(h).

Section 2.4 Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from any consideration due under this Agreement, such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes; provided that before making any such deduction or withholding, Purchaser and its Affiliates and agents, as applicable, shall give Seller written notice of the intention to make such deduction or withholding, and such notice, which shall include the basis and method of calculation for the proposed deduction or withholding, shall be given as soon as reasonably practicable before such deduction or withholding, but no later than three (3) Business Days before such deduction or withholding is required in order for the recipient to obtain reduction of, or relief from, such deduction or withholding to the extent allowed under applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

For purposes of this ARTICLE III, the term the “Company” shall include all Subsidiaries of the Company, unless otherwise indicated. Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date, except for representations and warranties expressly made as of the date of this Agreement or such other date as is specified therein), to Seller’s Knowledge (except for the Fundamental Representations) as follows:

Section 3.1 Organization.

(a) The Company is validly existing and in good standing under the Laws of the State of Delaware. The Company has all the requisite corporate power and authority to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted. The Company is validly licensed or qualified to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business as currently conducted makes such licensing or qualification necessary. A correct list of all of the jurisdictions in which the Company is so licensed or qualified to do business is set forth on Schedule 3.1(a).

(b) Correct copies of the Company’s Organizational Documents, minute books, stock certificate(s) representing the Shares, and applicable stock transfer ledger have been provided to Purchaser. The Company is not in default under or in violation of its Organizational Documents. The minute books contain correct records of all meetings of, and corporate actions taken by, the board of directors, committees of the board of directors, and shareholders of the Company since its incorporation, and no meeting of any such board of directors, committee, or shareholders has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, the Company’s Organizational Documents, minute books, and stock transfer ledger will be in the possession of the Company.

Section 3.2 Authorization. Each of the Company and Seller has all requisite capacity, power or corporate power applicable, and authority to execute, deliver, and perform this Agreement and its Related Agreements, as applicable, and to consummate the Transactions. The execution, delivery, and performance by the Company and Seller of the Transactions have been validly authorized by all necessary action by the Company or Seller. The Company and Seller have each validly executed and delivered this Agreement and, at or prior to the Closing, the Company and Seller will have validly executed and delivered each of its Related Agreements, as applicable. This Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of each of the Company and Seller, enforceable against the Company and Seller as applicable, in accordance with their respective terms, subject to the Enforceability Limitations.

Section 3.3 Ownership of the Shares. Seller owns, beneficially and of record, 100% of and has good and valid title to all of the Shares, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws). Upon delivery to Purchaser at the Closing of the stock certificate(s) representing the Shares, endorsed by Seller or accompanied by a stock power or other instrument of transfer executed by Seller, and upon Seller’s receipt of the Estimated Consideration, Purchaser will acquire good and valid title to all of the Shares free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws).

Section 3.4 Title to Assets; Sufficiency of Assets.

(a) Except as set forth on Schedule 3.4(a), the Company has good and valid title to, and is the lawful owner of, or has a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) that are purported to be owned by it, located on its premises, reflected on the Interim Balance Sheet (as defined below) or acquired, leased, or licensed by the Company, or otherwise related to and necessary for the Business, since the date of the Interim Balance Sheet in each case, free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Schedule 3.4(b), none of Seller, any member of his Family, or any manager, director, officer, employee or other Affiliate of the Company owns or holds any property or tangible or intangible right that is used, held for use or useful in the Business as operated by the Company as of the date hereof.

(c) The tangible properties and assets owned, leased, or licensed by the Company, including all buildings, plants, structures, improvements, fixtures, machinery, equipment, vehicles, and other tangible assets, are free from material defects, are in good operating condition (reasonable wear and tear excepted), and are suitable for the uses for which intended, except as would not be material to the Business or the Company, individually or in the aggregate.

(d) Except as set forth on Schedule 3.4(d), and after giving effect to the termination of intercompany Contracts (except for Contracts between the Company and West Coast and by and among the Company and its Subsidiaries), services, support, and other arrangements pursuant to Section 5.10, the properties and assets owned, leased, or licensed by the Company, constitute all of the properties and assets (tangible and intangible) used in or necessary to conduct the Business after the Closing as currently conducted.

Section 3.5 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding. The Shares constitute all of the issued and outstanding Equity Interests of the Company. The Shares (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law. Except for this Agreement, there are no (i) equity interests, profit interests or voting securities in the Company, (ii) securities convertible or exchangeable into any equity interest or profit interests of the Company, and (iii) outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating the Company or Seller to issue, transfer, sell, repurchase, or redeem any Equity Interests of the Company, including the Shares. There are no outstanding or authorized stock appreciation, phantom, or similar rights with respect to the Company. There are no voting trusts, shareholders agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the Shares or any other equity interests in the Company.

(b) There are no Contracts to which Seller is a party which require Seller to repurchase, redeem or otherwise acquire any Equity Interests or similar equity interest or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company does not directly or indirectly own, or have any interest in or right to acquire, any Equity Interests of any other Person except as set forth on Schedule 3.5(d). The Company does not directly or indirectly control (as such term is defined in the definition of “Affiliate”) any other Person.

(c) Except as set forth on Schedule 3.5(c), there are no accrued, but unpaid, dividends with respect to any membership interests, equity interests, or other securities of the Company.

(d) Schedule 3.5(d) sets forth each Subsidiary of the Company, including each Subsidiary’s jurisdiction of organization or formation, as applicable, and the authorized, issued and outstanding Equity Interests of each Subsidiary. The Company does not have, nor has it ever had, any Subsidiaries, except for those set forth on Schedule 3.5(d). The Company does not directly or indirectly own or hold, and has never owned or held, any (or the right to acquire any) stock, partnership interest, joint venture interest or other equity ownership interest in any other Person, except for those set forth on Schedule 3.5(d).

Section 3.6 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by each of the Company and Seller of this Agreement and its Related Agreements, and the consummation by such Party of the Transactions, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not prevent or delay the consummation by the Company of the Transactions, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Schedule 3.6(a).

(b) Except as set forth on Schedule 3.6(b), the execution, delivery, and performance by each of the Company and Seller of this Agreement and its Related Agreements, and the consummation of the Transactions by such Parties, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of the Company under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Seller, the Company or any of its properties or assets, (ii) any Contract to which the Company is a party or by which the Company or any of its properties or assets is bound, including any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (iii) any Permit, including any Environmental Permit, held by the Company, or (iv) any of the Organizational Documents of the Company, except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, be material to the Business or the Company or prevent or delay the consummation by the Company or Seller of the Transactions.

Section 3.7 Financial Statements; No Undisclosed Liabilities.

(a) Set forth on Schedule 3.7(a) are: (i) the audited combined balance sheets of the Company and West Coast as of December 31, 2021 and 2022; (ii) the related audited combined statements of income for the years ended December 31, 2021 and 2022; (iii) the related audited combined statements of cash flows for the years ended December 31, 2021 and 2022; (iv) an unaudited combined balance sheet of the Company and West Coast as of June 30,2022 and 2023 (the “Interim Balance Sheet”); and (v) the related unaudited combined income statement and statement of cash flows for the six (6) months ended June 30, 2022 and 2023 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (i) except as set forth on Schedule 3.7(a)(i), have been prepared from the books and records of the Company in accordance with GAAP, (ii) are correct in all material respects, and (iii) present fairly, in all material respects, changes in shareholders equity, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of the Company are correct, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company. No financial statements of any Person other than the Company are required by GAAP to be included in the Company’s financial statements.

(b) As of the date of this Agreement, the Company does not have any Liabilities, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the Ordinary Course of Business, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (iii) Liabilities not required by GAAP to be included in the Company’s Financial Statements; (iv) executor obligations under Contracts which have been made available to Purchaser; and (v) Liabilities set forth on Schedule 3.7(b).

(c) The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has never been (x) any significant deficiency or material weakness in any system of internal accounting controls used by the Company, (y) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (z) any claim or allegation regarding any of the foregoing.

(d) Schedule 3.7(d)(i) sets forth a correct list of all Indebtedness of the Company and identifies for each item of Indebtedness the outstanding amount thereof as of the date of this Agreement. Schedule 3.7(d)(ii) sets forth a correct list of Closing Date Indebtedness of the Company as of the date of this Agreement, and identifies for each item of the Closing Date Indebtedness the outstanding amount thereof, in each case, as of the date of this Agreement.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since the date of the Interim Balance Sheet, (a) the Business has been conducted in the Ordinary Course of Business and (b) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since (i) the date of the Interim Balance Sheet, except as set forth on Schedule 3.8, the Company has not taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the Consent of Purchaser pursuant to Section 5.2 and (ii) June 30, 2023, the Company has not made any distributions to Seller other than in the Ordinary Course of Business.

Section 3.9 Real Property.

(a) The Company does not own, has never owned, and does not have any right to acquire any real property.

(b) Schedule 3.9(b) sets forth a true, correct and complete list of all Contracts pursuant to which the Company leases, subleases, licenses, as tenant, subtenant, or licensee or otherwise occupies any real property (each, a “Real Property Lease”), together with the address of the related property (collectively, the “Business Real Property”). Seller has provided to Purchaser a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, exhibits, guaranties, and schedules. The Company has a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed and complied with all of its covenants and obligations under each Real Property Lease, and neither the Company nor, to the Seller’s Knowledge, any other party to a Real Property Lease is in, or is alleged to be in, breach of or default under such Real Property Lease. The Company does not sublease, as sublessor, any portion of the Business Real Property to any other Person.

(c) The Business Real Property constitutes all of the real property used in or necessary to conduct the Business as currently conducted and proposed to be conducted. There is no condemnation, expropriation, or other Proceeding in eminent domain pending or threatened affecting any portion of the Business Real Property.

(d) The Company’s possession and quiet enjoyment of the Business Real Property under each Real Property Lease has not been disturbed and there are no disputes with respect to such Real Property Lease.

(e) No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full.

(f) The Company has not collaterally assigned or granted any Lien (other than a Permitted Lien) in any Real Property Lease or any interest therein.

(g) The other party to the associated Real Property Lease is not an Affiliate of the Company, and otherwise does not have any economic interest in, the Company.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a)(i) (with respect to the Business Trademarks), Schedule 3.10(a)(ii) (with respect to the Business Patents), and Schedule 3.10(a)(iii) (with respect to the Business Copyrights) set forth correct lists of all of the Business Trademarks, Business Patents, and Business Copyrights, including the application and registration or grant numbers (if applicable) and relevant jurisdiction. All of the Business Intellectual Property is valid, subsisting, and enforceable, and Seller or the Company (as applicable) has good and valid title to all of the Business Intellectual Property, free and clear of any Lien (other than Permitted Liens). All registration, maintenance, and renewal fees required to be paid in connection with the Business Intellectual Property, if any, have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Governmental Authorities for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing.

(b) Schedule 3.10(b) sets forth a correct list of all Contracts pursuant to which (i) any Business Intellectual Property is licensed to any other Person (each, an “Outbound IP License”) and (ii) Seller or the Company licenses, as licensee, Intellectual Property used in the Business from any other Person (other than Contracts for non-customized off-the-shelf software licensed on standard terms for less than $15,000 in the aggregate) (each, an “Inbound IP License”). Seller has provided to Purchaser a correct copy of each Inbound IP License and Outbound IP License, including all amendments, modifications, exhibits, and schedules. Each Inbound IP License and Outbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of Seller or the Company (as applicable) and the other party or parties thereto, enforceable against Seller or the Company (as applicable) and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Seller or the Company (as applicable) has performed and complied with all of its covenants and obligations under each Inbound IP License and Outbound IP License, and neither Seller, the Company nor, to the Seller’s Knowledge any other party to any Inbound IP License or Outbound IP License is in, or is alleged to be in, breach of or default under such Inbound IP License or Outbound IP License.

(c) The Business Intellectual Property and the rights of the Company and Seller under the Inbound IP Licenses constitute all of the rights to Intellectual Property used in or necessary to conduct the Business as currently conducted.

(d) Except as set forth on Schedule 3.10(d), no Proceeding has been filed against Seller or the Company, and neither Seller nor the Company has received any written or oral communication from any other Person, (i) challenging the validity or enforceability of any Business Intellectual Property or (ii) alleging that the conduct of the Business by Seller or the Company violates, infringes, or misappropriates the Intellectual Property rights of such Person. The conduct of the Business as currently conducted does not violate, infringe, or misappropriate, and the conduct of the Business since January 1, 2020 has not violated, infringed, or misappropriated, the Intellectual Property of any other Person.

(e) To the Seller’s Knowledge, no Person has violated, infringed, or misappropriated any of the Business Intellectual Property. Since January 1, 2021, neither Seller nor the Company has filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of Seller or the Company’s rights to any item of the Business Intellectual Property.

Section 3.11 Information Technology; Data Privacy and Security.

(a) All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems used by the Company or Seller in the Business (collectively, the “Business IT Systems”) have been properly maintained, in all material respects. The Business IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted. The Company has in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information, necessary to the conduct of the Business without material disruption to, or material interruption in, the conduct of the Business.

(b) The Company has good and valid title to all of the data included in the Business Intellectual Property and all other information (including personal information regarding any Person) that is used in or generated by the Business and contained in any database used or maintained by Seller or the Company (collectively, the “Business Data”), free and clear of any Lien (other than Permitted Liens).

(c) The Company and Seller have established, maintained, and are in compliance with a written information security program covering the Business that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Business Data and (ii) is designed to protect against unauthorized use, access, interruption, modification, or corruption of the Business IT Systems, the Business Data, and the systems of any third party service providers that have access to any Business Data or Business IT Systems.

(d) Since January 1, 2021, there has been no (i) material disruption, interruption, outage, or continued substandard performance affecting any Business IT System, (ii) data security breach or other unauthorized use, access, interruption, modification, or corruption of any Business IT System or any Business Data, or (iii) complaints from, notices from, or Proceedings conducted or claims asserted by any Person, including any Governmental Authority, against the Company regarding (A) any actual or alleged security breach or other unauthorized use, access, interruption, modification, or corruption of any Business IT System or (B) the collection or use of Business Data.

Section 3.12 Material Contracts. Schedule 3.12 sets forth a correct list of all of the Contracts of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound:

(a) any Contract with any supplier of goods or services that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $50,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires the Company to purchase all of its requirements for any good or service from such supplier, or (iv) contains any minimum or “take or pay” purchase or volume requirements;

(b) any Contract with any customer that (i) has resulted in or that is reasonably expected to result in sales to the Company of more than $50,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires the Company to sell any product or service exclusively to such customer, or (iv) obligates the Company to provide such customer with equal or preferred pricing terms as compared to the pricing terms offered by the Company to any other customer, including any Contract with any “most favored nation” provision;

(c) any Contract under which the Company is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $50,000 in 2022 or 2023 or (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement;

(d) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Business, in each case that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $50,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, or (iii) grants such Person exclusive rights to sell, distribute, or promote in any geographical area or any particular product;

(e) any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;

(f) any Contract under which any other Person has agreed to perform any services for the Company that are required to be performed by the Company under any other Contract;

(g) all Equipment Leases, identifying each Equipment Lease by (i) manufacturer, description, model number, serial number and location of the leased Equipment, (ii) lessor, lessee, term of lease and rent payable and (iii) whether the lease has been classified as an operating lease or a capital lease;

(h) all Truck Leases, identifying each Truck Lease by (i) make, year, vehicle identification number and location of the Truck, (ii) lessor, lessee, term of lease and monthly payables and (iii) whether the lease has been classified as an operating lease or capital lease;

(i) any Contract relating to the acquisition by the Company of any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(j) any Contract relating to the sale or other disposition by the Company or the Business of any business, Equity Interests, or assets (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(k) any Contract relating to the incurrence of Indebtedness by the Company, or the placing of a Lien (other than a Permitted Lien) on any of the assets of the Company;

(l) any Contract relating to any joint venture, partnership, strategic alliance, or similar relationship;

(m) any Contract under which the Company has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person;

(n) any collective bargaining agreement or other Contract with any labor organization, union, or association;

(o) any Contract, other than any Company Benefit Plan, with (i) any current or former officer or director of the Company or (ii) any other current or former employee of, independent contractor of, or consultant to the Company providing for, in the case of this clause (ii), aggregate future payments of more than $50,000;

(p) any Contract that limits the freedom of the Company to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of the Company’s products or services;

(q) any Contract restricting the ability of the Company to solicit or hire any other Person;

(r) any power of attorney;

(s) any Contract with any Governmental Authority; and

(t) any other Contract that is material to the Business.

Seller has provided to Purchaser a correct copy (or, with respect to any oral Contract, a correct written summary of the terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Schedule 3.12 (including all amendments, modifications, exhibits, and schedules) (collectively, the “Material Contracts”). Except as set forth on Schedule 3.12, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed or complied with all of its covenants and obligations under each Material Contract, in all material respects, and neither the Company nor, to the Seller’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, breach of or default under such Material Contract. Neither Seller nor the Company has received any written or oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and the Company has not given any such written or oral notice to any counterparty to a Material Contract. The Company has not waived any of its material rights under any Material Contract.

Section 3.13 Permits. The Company possesses or has applied for all Permits required by applicable Law to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted, except as would not, individually or in the aggregate, be material to the Business or the Company. Schedule 3.13 sets forth a correct list of all such Permits. All such Permits are in full force and effect, and the Company has performed all of its obligations under and is, and since January 1, 2020 has been, in compliance with all such Permits. Neither Seller nor the Company has received any written or oral notice from any Governmental Authority (a) indicating or alleging that the Company does not possess any Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, or suspend any of such Permits. None of such Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

Section 3.14 Benefit Plans.

(a) Schedule 3.14(a) sets forth a list of all Company Benefit Plans. A copy of each Company Benefit Plan, and all contracts relating thereto, or to the funding thereof, has been supplied to Purchaser, along with an accurate written description of each Company Benefit Plan that is not in written form. To the extent applicable, the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, summaries of material modification and summary of benefits and coverage, IRS determination or opinion letter with respect to each Company Benefit Plan, and a current schedule of assets held with respect to any funded Company Benefit Plan, has been supplied to Purchaser.

(b) All Company Benefit Plans comply in form with all requirements of applicable Law and have been administered in all material respects in accordance with their terms and with all applicable requirements of Law, and, no event has occurred that will or would reasonably be expected to cause any such Company Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance. All Company Benefit Plans that are subject to Section 409A of the Code comply with Section 409A in form and have been administered in accordance with their terms and Section 409A of the Code.

(c) Each Company Benefit Plan that is an employee pension benefit plan is the subject of a favorable determination or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such plan under Section 501(a) of the Code; all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and no event has occurred that will or would reasonably be expected to give rise to disqualification of any such plan under such sections. None of the assets of any Company Benefit Plan are invested in employer securities or employer real property.

(d) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan and neither the Company nor any of its ERISA Affiliates has engaged in any prohibited transaction. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Company Benefit Plan or the assets thereof and no facts exist that could give rise to any such actions, suits or claims (other than routine claims for benefits).

(e) There have been no acts or omissions by the Company or any of its ERISA Affiliates that have given rise to or would reasonably be expected to give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable or under Section 409A of the Code for which the Company or any of its ERISA Affiliates or any participant in any Company Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable.

(f) Except as set forth on Schedule 3.14(f), none of the execution and delivery of this Agreement or the consummation of the Transactions (either alone or in combination with any other event) will (i) entitle any current or former director, officer, employee or independent contractor of the Company to any compensation or benefit under any Company Benefit Plan or otherwise, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan or otherwise, (iii) increase the amount of compensation or benefits due to any current or former director, officer, employee or independent contractor of the Company (or their beneficiaries), or (iv) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan. No payments or benefits contemplated by the Company Benefit Plans or otherwise would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)). Neither the Company nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code. No Company Benefit Plan or any contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of the Company or any of its ERISA Affiliates provides for a “gross-up” or similar payment in respect of any taxes that may become payable under Sections 409A or 4999 of the Code.

(g) Neither the Company nor any of its ERISA Affiliates has now or at any time had an obligation to contribute to, or any Liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state Law at the sole cost of the individual.

(h) Actuarially adequate accruals for all obligations under the Company Benefit Plans are reflected in the Financial Statements and such obligations include a pro rata amount of the contributions that would otherwise have been made in the Ordinary Course of Business and applicable Law for the plan years that include the Closing Date.

(i) There has been no act or omission that would impair the ability of the Company and its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan.

(j) With respect to each Company Benefit Plan which is a group health plan (as defined in Section 5001(b)(1) of the Code), the Company has complied, in all material respects, with the requirements of Section 4980B of the Code. The Company (i) has offered its full-time employees (as defined under Section 4980H of the Code and the underlying regulations and guidance) the ability to elect minimum essential coverage that provides minimum value and is affordable for themselves, such that there will not be any liability or excise tax under Section 4980H(a) or (b) of the Code, and (ii) has met its reporting obligation under Sections 6055 and 6056 of the Code (as applicable). No event has occurred, and no conditions or circumstances exist, that would reasonably be expected to subject the Company, or any Company Benefit Plan, to penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

Section 3.15 Employee and Labor Matters.

(a) Schedule 3.15(a) sets forth a list of all Employees, consultants, and independent contractors providing services to the Company and in the case of each such Employee, consultant, and independents contractor, the following information, if applicable, as of the date of this Agreement: (i) name; (ii) name of employer; (iii) title or position; (iv) date of hire or commencement of service; (v) work location; (vi) whether full-time or part-time; (vii) whether exempt or non-exempt from the overtime provisions of the Fair Labor Standards Act or similar state Laws; (viii) whether covered by the terms of a collective bargaining or similar agreement or an employment or consulting agreement; (ix) whether absent from active employment or service and if so, the date such absence commenced, the reason for such absence and the anticipated date of return to active employment or active service; (x) annual salary, hourly wage rate or annual consulting payments, as the case may be, and, if applicable, target bonus and other incentive compensation, such salary and other compensation data to include current information and such information for the prior twelve (12) month period; (xi) accrued unused vacation, sick days and other paid days off, and (xii) the amounts and recipients of the Change of Control Bonuses. None of the Persons providing services to the Company is a leased employee.

(b) Except as set forth on Schedule 3.15(b), none of the Employees is represented by a union or other labor organization or group that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and no union organizational campaign is pending or threatened with respect to any of the Employees. There is no pending or threatened labor strike, slowdown, work stoppage, or labor arbitration proceeding against the Company with respect to any Employee and there have been no such actions since January 1, 2020.

(c) Except as set forth on Schedule 3.15(c), the Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, or terms and conditions of employment including but not limited to equal opportunity, immigration, worker classification, collective bargaining, wages, hours of work, withholding, occupational safety and health, workers’ compensation, and unemployment compensation. Except as set forth on Schedule 3.15(c), all independent contractors and consultants providing personal services to the Company have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all Employees have been properly classified under the Fair Labor Standards Act and similar state Laws. The Company (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former employees, consultants, and independent contractors, (ii) is not liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.

(d) Except as set forth on Schedule 3.15(d), there is no pending or threatened charge, claim, or Proceeding against the Company by or before the Equal Employment Opportunity Commission or any state or local Governmental Authority and there have been no such charges, claims or Proceedings since January 1, 2020 and there is no state of facts or event which would reasonably be expected to form the basis of any such charge, claim or Proceeding.

(e) The Company has not taken and currently has no plans to take any action with respect to the Transactions that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.

(f) Except as set forth on Schedule 3.15(f)(i), no executive officer or other key employee of the Company is subject to any noncompetition, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting, or in conflict with the present or proposed business activities of the Company and, except as set forth on Schedule 3.15(f)(ii), no executive officer or other key employee of the Company has taken steps or is otherwise planning to terminate his or her employment with the Company for any reason (or no reason), including the consummation of the Transactions.

(g) The Company has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing, orally to a member of management or human resources personnel) of which it had knowledge since January 1, 2020. With respect to each such allegation with potential merit, the Company has taken corrective action that is reasonably calculated to prevent further improper action.

(h) A Form I-9 has been completed and retained with respect to each current Employee and, where required by applicable Law, former employees. The Company has not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor has the Company been the subject of an investigation, inquiry or other any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

Section 3.16 Environmental Matters.

(a) The Company is, and since January 1, 2020 has been, in compliance in all material respects with all Environmental Laws applicable to the Business.

(b) Neither Seller nor the Company has received any written notice from any Governmental Authority threatening or seeking to withdraw, revoke, terminate, suspend, or adversely modify or renew any of the Company’s Environmental Permits.

(c) No written notice has been received by Seller or the Company that remains unresolved and claims that (i) the operation of the Business is in violation of any Environmental Law or Environmental Permit or (ii) the Company is responsible (or potentially responsible) for Remedial Action with respect to the operation of the Business.

(d) There are no Proceedings pending or threatened against the Company with respect to any Remedial Action, Environmental Law or Hazardous Substance. The Company is not subject to any Order pursuant to any Environmental Law.

(e) The Company has not caused or contributed to any Release which has given rise to or could reasonably be expected to give rise to any Liabilities or investigatory, reporting, corrective, or remedial obligations pursuant to Environmental Laws, except as would not, individually or in the aggregate, be material to the Business or the Company.

(f) The Company has not assumed by Contract or by operation of law, or provided an indemnity with respect to, the Liabilities of any other Person under Environmental Laws.

(g) Neither this Agreement nor the consummation of the Transactions will result in any obligation for Remedial Action or consent of any Governmental Authority pursuant to any so-called “transaction triggered” or “responsible party transfer” Environmental Law.

(h) The Company has provided Purchaser with copies of all environmental audits, reports, and other material environmental documents relating to the current and former operations and facilities of the Company which are in the Company’s, or any of its Representatives’ possession or reasonable control.

Section 3.17 Taxes. Except as set forth on Schedule 3.17:

(a) All Tax Returns of the Company have been timely filed, and all other filings in respect of Taxes of the Company, as required by applicable Law, have been made. Each such Tax Return and filing is accurate and complete in all respects. All Taxes and estimated Taxes owed by the Company whether or not shown on such Tax Returns have been fully and timely paid as required by applicable Law. The amounts provided as a current liability on the Financial Statements for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the date thereof or to any periods prior thereto (as determined on an accrual basis) and for which the Company may be directly or contingently liable in its own right or as a transferee or successor, by Contract or otherwise.

(b) No Proceeding by any Governmental Authority is pending or threatened with respect to Taxes in respect of the Company. No issues have been raised in any examination by any Governmental Authority of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined, and no position has been taken on any Tax Return of the Company for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is contrary to any publicly announced position of a Governmental Authority or that is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of the Company.

(c) The Company has complied with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which the Company is required by Law to withhold or collect, including sales and use taxes, goods and services taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, shareholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. All information returns required to be filed by the Company have been filed, and all statements required to be furnished to payees by the Company have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete. The Company has correctly and consistently classified all service providers of the Company as employees or independent contractors for all purposes.

(d) The Company (i) has never been a member of any affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign Tax purposes; and (ii) is not liable for the Taxes of any Person pursuant to any Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e) The Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and the Company has not requested or been granted an extension of the time for filing any Tax Return.

(f) Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in or improper use of method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law); (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (viii) reserve or election in respect of a period prior to the Closing Date. The Company has not used any improper Tax accounting method.

(h) The Company is not subject to any joint venture, partnership, or other Contract which is treated as a partnership for Federal income tax purposes. The Company is not a party to any tax sharing agreement, tax allocation agreement, tax indemnification agreement, or other similar Contract.

(i) The Company has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j) The Company is not and has never been a party to any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or similar provision of state, local, or foreign Law.

(k) No written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Company have not been filed asserting that the Company is or may be subject to Tax in that jurisdiction. The Company has no permanent establishment or fixed place of business in any other country other than the United States. The Company is not subject to taxation nor does it have any Tax filing obligations in any jurisdiction outside of the United States.

(l) The Company has not requested or received a ruling from any Governmental Authority or signed a closing or other agreement with any Governmental Authority.

(m) No power of attorney related or attributable to any Taxes is currently in effect with respect to the Company.

(n) The Company has not deferred any portion of any payroll, social security, unemployment, withholding or other Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to Section 2302 of the CARES Act or any other Law enacted on account of or in response to COVID-19.

(o) None of the assets of the Company are “section 197(f)(9) intangibles” (as defined in Treasury Regulations Section 1.197-2(h)(1)(i)).

(p) No Tax holiday or Tax incentive or grant in any jurisdiction with respect to the Company will terminate (or be subject to a clawback or recapture that is payable by Purchaser or its Affiliates) as a result of the Transactions.

(q) From the commencement of business operations, the Company has been a validly electing subchapter “S corporation” within the meaning of Sections 1361 and 1362 of the Code for U.S. federal income Tax purposes and applicable state and local Tax purposes, and each Subsidiary of the Company, since the dates set forth opposite the names of the Subsidiaries on Schedule 3.17(q), has been treated as a qualified Subchapter S subsidiary within the meaning of Section 1361(b)(3) of the Code.

(r) The Company is not and has never been subject to Tax under Section 1374 or 1375 of the Code, and the Company will not be subject to Tax under Section 1374 of the Code with respect to the Transactions, including a Section 338(h)(10) Election, if applicable. Seller is eligible to join with Purchaser to make an election under Section 338(h)(10) of the Code (and any comparable provisions of applicable state or local income Tax Law) with respect to the acquisition of the Shares.

(s) The Company has not, in the past ten (10) years (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified Subchapter S subsidiary.

Section 3.18 Proceedings and Orders.

(a) Except as set forth on Schedule 3.18(a), there are, and since January 1, 2020 have been, no Proceedings pending or, to the Seller’s Knowledge, threatened against the Company or any of its directors, officers, employees, representatives, or agents in their capacities as such, nor are there any facts or circumstances which may give rise to any such Proceeding. Except as set forth on Schedule 3.18(a), there are, and since January 1, 2020 have been, no Proceedings by the Company pending against any other Person, and the Company is not considering any such Proceeding. None of the Proceedings set forth or required to be set forth on Schedule 3.18(a) would, if determined adversely to the Company, materially and adversely affect the Company or the Business. Except as set forth on Schedule 3.18(a), the operation of the Business is not, and since January 1, 2020 has not been, subject to any Order. The Company is and has been in compliance with all Orders set forth on Schedule 3.18(a). The Company is not a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which the Company has any continuing Liability.

(b) There are no Proceedings pending or, to the Seller’s Knowledge, threatened by or against the Company with respect to this Agreement or the Transactions or that, if determined adversely to the Company, would prevent or delay the consummation by the Company of the Transactions.

Section 3.19 Compliance with Laws. Except as set forth on Schedule 3.19, the Company is, and since January 1, 2020 has been, in compliance in all material respects with all Laws applicable to its properties, its assets, and the Business. Since January 1, 2020, neither Seller nor the Company has received any written or oral notice from a Governmental Authority alleging that the Company is not in compliance with any applicable Law.

Section 3.20 Accounts Receivable. All Accounts Receivables have arisen from bona fide transactions by the Company in the Ordinary Course of Business. Except as set forth on Schedule 3.20, all Accounts Receivable reflected in the Interim Balance Sheet are good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet, which allowance was calculated in accordance with GAAP; and all Accounts Receivable to be reflected in the calculation of Closing Date Indebtedness and Closing Date Cash shall be good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined in accordance with GAAP.

Section 3.21 Equipment and Trucks.

(a) Schedule 3.21(a) contains complete and accurate lists of the following assets owned by the Company as of the date of this Agreement: (i) all Equipment (excluding Business IT Systems) having an original purchase price of more than $15,000, identifying each piece of Equipment by manufacturer, description, model number, serial number and location; (ii) all Business IT Systems having an original purchase price of more than $10,000, identifying each piece of Business IT Systems by manufacturer, description, model number, serial number and location; and (iii) all Trucks, identifying each Truck by make, year, vehicle identification number and location.

(b) Each piece of Equipment and Truck leased under an Equipment Lease or Truck Lease listed on Schedule 3.21(b) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use, and (iv) is suitable for the purposes for which it is currently used.

(c) Except as disclosed on Schedule 3.21(c), each piece of Equipment, Business IT System and Truck listed on Schedule 3.21(a) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use, and (iv) is suitable for the purposes for which it is currently used.

Section 3.22 Material Customers and Material Suppliers.

(a) Schedule 3.22(a) sets forth a correct list of (i) the top ten (10) customers of the Company (based on the total amount of sales to such customer) for the year ended December 31, 2022, and for the seven (7)-month period ended July 31, 2023 (each, a “Material Customer”), showing the total amount of sales to each such Material Customer during the applicable period and the percentage of the total sales of the Company represented by such sales, and (ii) the top ten (10) suppliers and vendors to the Company (based on total amount purchased from such supplier or vendor) for the year ended December 31, 2022, and for the seven (7)-month period ended July 31, 2023 (each, a “Material Supplier”), showing the total amount of purchases by the Company from each such Material Supplier during the applicable period and the percentage of the total amount of purchases by the Company represented by such purchases.

(b) Except as set forth on Schedule 3.22(b), since January 1, 2022, there has been (i) no material adverse change in the business relationship, or any material dispute, between the Company and any Material Customer or Material Supplier, (ii) no change in any material term or condition of any Contract between the Company and any Material Customer or Material Supplier, and (iii) no written or oral communication stating that any Material Customer or Material Supplier is considering or intends to reduce its purchases from or sales to, as applicable, the Company or that any Material Customer or Material Supplier is considering or intends to terminate, not renew, or materially amend the terms and conditions of any Contract with the Company.

(c) Since January 1, 2020, no Material Customer or Material Supplier has made any breach of contract, indemnification, or similar claim against the Company.

Section 3.23 Related Party Transactions.

(a) Schedule 3.23(a) sets forth: (i) a description of (A) all services provided by the Company to Seller or any Affiliate of Seller and (B) any use by Seller or any Affiliate of Seller of any assets, properties, or employees of the Company for any purpose other than the conduct of the Business, and the manner in which and the amount that the Company has been compensated for the costs of providing such services or use; and (ii) a description of (A) all services provided by Seller or any Affiliate of Seller to the Company and (B) any use by the Company of any assets, properties, or employees of Seller or any Affiliate of Seller for the conduct of the Business, and the manner in which and the amount that the Company has compensated Seller or such Affiliate for the costs of providing such services or use.

(b) Except as set forth on Schedule 3.23(b), no officer, director, or employee of the Company, or any individual in any such officer’s, director’s, or employee’s Family, (i) is a party to any Contract with the Company, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by the Company or otherwise used in the conduct of the Business, (iii) provides any goods or services to the Company (other than in such person’s capacity as an officer, director, or employee of the Company), or (iv) has an interest in any Person that is a customer of, or supplier or vendor to, the Company.

Section 3.24 Insurance. Schedule 3.24 sets forth a correct list of all policies of fire, liability, medical, workers’ compensation, title, and other forms of insurance owned or held by the Company or Seller or any Affiliate of Seller and applicable to the Company, the Business or the Company’s properties or assets, copies of which have been made available to Purchaser (collectively, the “Insurance Policies”). All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no notice of cancellation or termination has been received by Seller or any Affiliate of Seller with respect to any of the Insurance Policies. The Company is and has been in compliance with all such Insurance Policies. Taken together, the Insurance Policies (a) provide adequate insurance coverage for the properties and assets of the Company, and the operation of the Business for all risks normally insured against by a Person carrying on the same business or businesses as the Business and for all risks to which the Company is normally exposed and (b) are sufficient for compliance with all (i) applicable Laws and (ii) Contracts to which the Company is a party or by which the Company or any of its properties or assets is bound. Schedule 3.24 also sets forth a correct list of all claims which have been made by or on behalf of the Company since January 1, 2021 under any of the Insurance Policies, including any claims that are currently pending.

Section 3.25 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Company.

Section 3.26 IPO. Seller understands and acknowledges that (a) there is no firm commitment, binding agreement, promise or other assurance of any kind, whether express or implied, and whether oral or written, that the Registration Statement will become effective or that the IPO pursuant the Registration Statement will occur at a particular price or within a particular range of prices or occur at all and that (b) subject to compliance with their obligations hereunder, neither Parent nor any of its officers, directors, agents or representatives, nor any underwriters, will have any liability to Seller or the Company for any failure of the Registration Statement to become effective or any failure of the IPO to occur at a particular price or within a particular range of prices or to occur at all.

Section 3.27 No Additional Representations or Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE III, NEITHER SELLER NOR THE COMPANY, NOR ANY AFFILIATE OR REPRESENTATIVE OF SELLER OR THE COMPANY, MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR THE COMPANY OR THE BUSINESS, AND IN RELATION TO THE TRANSACTIONS.

Section 3.28 Non-Reliance. Seller acknowledges that it is not relying nor has it relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in ARTICLE IV. Seller hereby (i) expressly acknowledges and agrees to this disclaimer of certain representations and warranties and liability and indemnification obligations; and (ii) expressly waives and relinquishes any right to any claim (whether in contract or in tort or otherwise, whether at law or in equity) based on, arising out of or relating to any representations and warranties other than those specifically set forth in ARTICLE IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date (as though made on the Closing Date) as follows:

Section 4.1 Organization; Authorization of Purchaser. Purchaser is validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and to consummate the Transactions. The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the applicable Transactions have been validly authorized by all necessary corporate action by Purchaser. Purchaser has validly executed and delivered this Agreement and, at or prior to the Closing, Purchaser shall have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

Section 4.2 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the Transactions do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not be material to Purchaser or prevent or materially delay the consummation by Purchaser of the Transactions and (ii) any Consent that is required as a result of any facts or circumstances relating solely to Seller or any of its Affiliates (including the Company).

(b) The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the Transactions, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Purchaser or any of its properties or assets, (ii) any material Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, (iii) any Permit held by Purchaser, or (iv) any of the Organizational Documents of Purchaser except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or delay the consummation by Purchaser of the Transactions.

Section 4.3 Proceedings. There are no Proceedings pending or, to Purchaser’s Knowledge, threatened by or against Purchaser or any of its Affiliates with respect to this Agreement or the Transactions or that, if determined adversely to Purchaser, would prevent or delay the consummation by Purchaser of the Transactions.

Section 4.4 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 4.5 Independent Investigation; Limitation of Warranties. Parent and Purchaser have conducted their own independent review and analysis of the business, operations, assets, properties, liabilities, results of operations, financial condition and prospects of the Company and acknowledge that they have been provided access to personnel, properties, premises and records of the Company for such purposes. Except for the representations and warranties set forth in ARTICLE III, Parent and Purchaser acknowledge and agree that neither the Company nor Seller will have or be subject to any liability to Parent, Purchaser or any other Person resulting from any information, documents, projections, estimates, forward-looking information, forecasts or other material provided to Parent or Purchaser in expectation of the Transactions, regardless of whether provided in written or oral communications, including by way of online “data rooms,” confidential information memoranda or management interviews and other presentations or conversations. In addition, Parent and Purchaser acknowledge that there are uncertainties inherent in any projections, estimates, forward-looking information and other forecasts that may have been provided by or on behalf of the Company or Seller to Parent or Purchaser, that Parent and Purchaser are familiar with such uncertainties, that Parent or Purchaser takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, estimates, forward-looking information and other forecasts provided to them (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking information or forecasts), and that neither Parent nor Purchaser shall have a claim against the Company, Seller or any other Person with respect thereto.

Section 4.6 Non-Reliance. Neither Parent nor Purchaser is relying nor has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in ARTICLE III. Except for the representations and warranties set forth in ARTICLE III, Parent and Purchaser hereby (i) expressly acknowledge and agree to this disclaimer of all other representations and warranties; and (ii) expressly waive and relinquish any right to any claim (whether in contract or in tort or otherwise, whether at law or in equity) based on, arising out of or relating to any representations and warranties other than those specifically set forth in ARTICLE III.

ARTICLE V
PRE-CLOSING COVENANTS AND AGREEMENTS

Section 5.1 Access to Information. From the date of this Agreement until the Closing Date, Seller shall give Purchaser and its Representatives full access, upon reasonable advance notice and during normal business hours, to the offices, facilities, books, and records of the Business and the Company, shall make the officers and employees of the Business and the Company available to Purchaser and its Representatives as they may from time to time request, and shall provide Purchaser and its Representatives with any and all additional information concerning the Company or the Business as they may from time to time reasonably request. As permitted by applicable Law, Seller shall have the right to have a Representative present during any inspections, interviews, and examinations conducted at the offices or facilities owned or leased by the Company. Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller and the Company shall not be required to disclose any information to Purchaser if such disclosure would: (i) cause disclosure of any trade secrets; (ii) result in a waiver of any attorney-client or other privilege; or (iii) contravene any applicable Law; provided that in each such case, Seller and the Company shall cooperate with Purchaser to enable Purchaser to enter into appropriate confidentiality or similar arrangements so that Purchaser may have reasonable access to such information.

Section 5.2 Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, except with the written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to, operate the Business in the Ordinary Course of Business. Consistent with the foregoing, Seller shall use reasonable best efforts to cause the Company to keep and maintain the assets of the Company in good operating condition and repair and to use its reasonable best efforts consistent with good business practice to maintain the business organization of the Company intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with the Company; provided, however, that none of the following actions shall require the prior written consent of Purchaser: (i) payment of or accrual for Permitted Distributions; (ii) payment of the Change of Control Bonuses, or entry into or the modification of agreements with respect to the Change of Control Bonuses, provided, however, that no entry into or modifications of such agreements can be made that require payment after the Closing Date; (iii) payment of Transaction Expenses prior to the Closing as would otherwise be required pursuant to Section 1.3(e); (iv) incurrence of any intercompany Indebtedness required to be eliminated on the Financial Statements in accordance with GAAP; and (v) payment of Specific Litigation and Settlement Proceedings Costs, including the Settlement Payment. Seller and the Company shall use commercially reasonable efforts to not take any action that would, or that reasonably would be expected to, result in any of the conditions to Closing set forth in ARTICLE VII not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 5.2 or to the extent Purchaser otherwise Consents in writing (such Consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Seller shall not, and shall cause the Company not to:

(a) amend the Organizational Documents of the Company;

(b) (i) issue or sell any Equity Interests of the Company, (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any Equity Interests of the Company, or (iii) split, combine, reclassify, cancel, redeem, or repurchase any Equity Interests of the Company;

(c) sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any properties or assets of the Company, or used, held for use or useful in the operation of the Business, other than in the Ordinary Course of Business;

(d) except for Equipment and Truck Indebtedness, make any capital expenditures in an aggregate amount of more than Seventy-Five Thousand Dollars ($75,000);

(e) except for Equipment and Truck Indebtedness, create, incur, guarantee, or assume any Indebtedness in an aggregate amount of more than Seventy-Five Thousand Dollars ($75,000);

(f) enter into any transaction between the Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on the Company or the Business after the Closing;

(g) make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(h) except for Equipment and Truck Indebtedness, acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise), other than the acquisition of Trucks and Equipment in the Ordinary Course of Business;

(i) create any Subsidiary;

(j) enter into any new line of business;

(k) grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any Employee or consultant, in each case except (i) base salary or hourly wage increases for Employees or consultants in the Ordinary Course of Business (and in each case, not to exceed five percent (5%) of such Employee’s or consultant’s current base salary or hourly wage), (ii) as required by Law, (iii) as required by the terms of any existing Contract, Company Benefit Plan, or collective bargaining agreement set forth on Schedule 3.14(a) in effect as of the date hereof, or (iv) with respect to the Change of Control Bonuses (which shall, for the avoidance of doubt, be deemed Transaction Expenses hereunder);

(l) (i) adopt, enter into, amend or terminate any Company Benefit Plan, except immaterial amendments in the Ordinary Course of Business in connection with a renewal thereof, (ii) grant any equity or equity-based award, or (iii) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan, in each case except (x) as required by Law, (y) as required by the terms of any existing Contract, or Company Benefit Plan, or (z) with respect to the Change of Control Bonuses (which shall, for the avoidance of doubt, be deemed Transaction Expenses hereunder);

(m) hire or engage any employee who would be an Employee or consultant with aggregate annual compensation in excess of $75,000, or terminate any Employee with aggregate annual compensation in excess of $75,000 or consultant other than for cause;

(n) amend or modify any collective bargaining agreement or other agreement with a labor union or works council;

(o) (i) amend or modify in any material respect any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (ii) terminate, not renew, or extend any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, provided that this provision shall not prevent the Company from entering into or modifying any customer contract in the Ordinary Course of Business;

(p) make any change in any accounting principle, policy, or procedure used by the Company or the Business (other than regarding Taxes, which shall be governed by paragraph (q) below), other than changes required by GAAP or applicable Law;

(q) make or change any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any agreement with respect to Taxes with any Governmental Authority (including a closing agreement under Section 7121 of the Code), settle any Tax claim or assessment, surrender any right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, make any voluntary Tax amnesty or similar filing or adopt or change any accounting principle, policy, or procedure used by the Company regarding Taxes;

(r) accelerate or delay collection of any notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(s) delay or accelerate payment of any Accounts Payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the Ordinary Course of Business;

(t) offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives or inducements offered by the Company in the Ordinary Course of Business, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for the Company’s products and services following the Closing;

(u) make any material change in the Company’s general pricing practices or policies or any change in the Company’s credit or allowance practices or policies other than in the Ordinary Course of Business;

(v) declare, set aside, or pay any dividend or any other distribution with respect to the Shares, except for Permitted Distributions;

(w) make any changes in its accounting systems, policies or practices;

(x) (i) settle or commence any material Proceeding or (ii) cancel any other debts owed to or claims held by the Company other than, in the case of this sub-clause (ii), in the Ordinary Course of Business;

(y) waive, abandon, or otherwise dispose of any rights in or to any Business Intellectual Property;

(z) adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

(aa) agree to do, approve, or authorize any of the foregoing.

Section 5.3 Consents and Approvals.

(a) On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from third parties necessary or appropriate to permit the consummation of the Transactions, including those set forth on Schedule 1.5(h) and (iii) to obtain or make each Consent of or with a Governmental Authority that, if not obtained or made, would adversely affect the ability of the Parties to consummate the Transactions; provided, however, that no Party shall have any obligation to offer or pay any consideration (or incur any obligation) in order to obtain any such Consents; and provided, further, that Seller shall not make any agreement or understanding affecting the Shares, the Company, or the Business as a condition for obtaining any such Consents except with the prior written Consent of Purchaser.

(b) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.3, the Parties shall (i) cooperate and consult with each other in (A) determining, as promptly as practicable, whether any filings or notifications are required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders are required to be obtained from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and notifications and timely seeking all such actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders, (ii) respond promptly to inquiries from any Governmental Authority in connection with any filings or notifications made pursuant to this Section 5.3 and supply as promptly as practicable, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions.

(c) As soon as practicable, each Party shall, or shall cause its applicable Affiliate to, use its reasonable best efforts in cooperation with the other Party to take any action (including submitting relevant applications and supplementary information) that may be necessary or required by an applicable Governmental Authority to amend, modify, or apply for the transfer or replacement of the Permits set forth on Schedule 3.13 in the name of the Company or Purchaser, as appropriate, effective as of the Closing or as promptly thereafter as practicable. Until any such amendment, modification, transfer or replacement of the Permits set forth on Schedule 3.13 becomes effective, Seller shall, or shall cause its Affiliates to, use its reasonable best efforts to preserve and maintain the status of the Permits as in effect immediately prior to the Closing.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.3, subject to applicable legal limitations, each Party agrees to (i) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (ii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such Transactions, (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions, and (iv) consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it gives the other Party the opportunity to attend and observe, provided the Governmental Authority agrees to allow the other Party to attend. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.3(d) in a manner so as to preserve any applicable privilege.

(e) Seller shall furnish or cause to be furnished to Purchaser all information concerning the Company that may be reasonably required or requested for inclusion in the Registration Statement including required financial statements (including pro forma financial statements) of the Business prepared in accordance with SEC guidance including the requirements of Regulation S-X and a related Consent from the Business’s independent public accountants, and will cooperate with Purchaser, and the Underwriters in the preparation of the Registration Statement and the prospectus included in the Registration Statement, and otherwise cooperate with Purchaser in its due diligence activities in preparation of the Registration Statement.

(f) If at any time during the pre-Closing period in which a prospectus relating to the IPO is required to be delivered under the Securities Act, any information contained in the prospectus as provided to Seller (and affording Seller sufficient time to review) concerning Seller or the Company, to the Seller’s Knowledge, becomes inaccurate or incomplete in any material respect, Seller shall promptly so advise Purchaser and provide the information reasonably necessary to correct any such inaccuracy or to materially complete any such incomplete information. Purchaser shall give the Company an opportunity to review and comment on the Registration Statement and all amendments prior to them being filed. Notwithstanding the foregoing or anything to the contrary as set forth herein, Purchaser’s sole recourse with respect to Losses arising from any breach by Seller of Seller’s obligations under this Section 5.3(f) shall be limited to an indemnification claim treated as a claim under Section 9.2(a) subject to (i) the Basket, (ii) the General Indemnity Cap and (iii) the requirement that the claim be made against the Holdback Shares and the Indemnity Escrow Amount in accordance with Section 9.4(e); provided, however, that nothing in this Section 5.3(f) shall limit Purchaser’s recovery for breaches of Seller’s Fundamental Representations; provided further, however, that for avoidance of doubt, breaches of Seller’s Fundamental Representations shall be subject to the limitations set forth in the last sentence of Section 9.4(b).

(g) As requested by Parent or Purchaser, the Company and Seller shall cooperate in the audit of the Company’s financial statements by Purchaser’s accountants (such audit to be completed at Purchaser’s expense) in preparation of the Registration Statement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Purchaser and its Affiliates shall not be required to (i) propose, offer, commit, agree, or consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of Purchaser, any of its Affiliates, or the Company, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of Purchaser, any of its Affiliates, or the Company, or (C) take or agree to take any action that after the Closing would limit the freedom of Purchaser, any of its Affiliates, or the Company with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Company’s) businesses, product lines, or assets, (ii) contest, defend, or resist any Proceeding brought or threatened to be brought challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the Transactions, or (iii) appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the Transactions.

Section 5.4 Road Shows. In connection with this Agreement, Seller, the Company and their respective Affiliates shall use reasonable best efforts to make available the Company’s executives to participate in customary “road show” presentations that may be reasonably requested by Purchaser; provided that Purchaser reasonably accommodates Seller’s scheduling requests.

Section 5.5 Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the Transactions shall be issued by any Party or any Affiliate or Representative of such Party, without the advance written Consent of Purchaser. Purchaser shall be permitted to make disclosures concerning this Agreement and the other Related Agreements and the Transactions (a) to prospective investors and lenders in connection with financings and acquisitions that it is contemplating; and (b) as required by any Governmental Authority, including pursuant to any applicable securities exchange rules.

Section 5.6 Notification of Certain Matters. From the date of this Agreement until the Closing Date, each Party shall give the other Party prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with in any material respect any covenant or agreement of such party in this Agreement; and (b) any Proceeding commenced or, to Seller’s Knowledge or Purchaser’s Knowledge, as applicable, threatened against or otherwise affecting such Party with respect to the Transactions. No such notification will affect any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement.

Section 5.7 Schedule Supplement. From time to time prior to the Closing, Seller shall have the right to supplement or amend the disclosure schedules hereto with respect to any matter first arising or otherwise occurring after the date of this Agreement (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement the disclosure schedules as of the Closing Date. Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty of contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement.

Section 5.8 Exclusivity. From the date of this Agreement until the earlier of the (i) termination of this Agreement pursuant to ARTICLE VIII and (ii) Closing Date, Seller shall not, and shall cause the Company not to, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests of the Company (a “Competing Transaction”), (b) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, or (c) provide information regarding the Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives, in connection with a possible Competing Transaction with such Person. Seller shall, and shall cause its Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Seller shall promptly advise Purchaser in writing of the receipt by Seller or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction.

Section 5.9 Insurance. The Company shall use reasonable best efforts to keep, or cause to be kept, all of the Insurance Policies set forth on Schedule 3.24, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

Section 5.10 Intercompany Accounts and Contracts. Prior to the Closing, Seller shall take (or cause the Company or one or more of its other Affiliates to take) such actions as are necessary to (a) settle, effective as of or prior to the Closing, all intercompany accounts (except for Contracts between the Company and West Coast and by and among the Company and its Subsidiaries) so that, as of the Closing, there are no intercompany Liabilities, fees, payables, or receivables between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand with respect to such accounts, and (b) terminate, effective as of the Closing, all intercompany Contracts (or portions thereof), services, support, and other arrangements, whether written or oral (except for Contracts between the Company and West Coast and by and among the Company and its Subsidiaries, and except for the Contracts set forth on Schedule 5.10), between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts (or portions thereof), services, support, or arrangements.

Section 5.11 Resignations. On or prior to the Closing Date, Seller shall cause each officer and director of the Company requested by Purchaser to tender his or her resignation from such position effective as of the Closing.

Section 5.12 Underwriter Lock-Up Agreement. Prior to the initial public filing of the Registration Statement, Seller shall sign the form of lock-up agreement provided by the Underwriters.

Section 5.13 Lease Agreement. After the date hereof, the Parties shall cooperate in good faith to promptly negotiate an arm’s length triple net lease agreement, which shall include the terms set forth on Schedule 5.13 (the “Lease Agreement”).

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Taxes.

(a) Tax Returns and Payment of Tax. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are due on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent with the past practices of the Company, unless otherwise required by applicable Law. No later than thirty (30) days prior to the due date for filing any such Tax Return, Seller shall deliver or cause to be delivered to Purchaser a draft of such Tax Return for Purchaser’s review, comment and consent (such consent shall not be unreasonably withheld, delayed or conditioned). Purchaser shall prepare and file or cause to be prepared and filed all other Tax Returns of the Company. Until the Closing Date, Seller shall cause the Company to pay all its Taxes, including estimated Taxes, at the intervals and times and in the amounts and based on calculations that, consistent with past practice, the Company ordinarily calculates and remits its Taxes. Seller shall timely pay all Flow-Through Taxes attributable to periods ending on or before the Closing Date, and Purchaser shall timely pay or cause to be timely paid all other Taxes of the Company, including, for the avoidance of doubt, any ordinary course, consistent with past practice, accrued and unpaid payroll Tax that is due and payable after the Closing Date. Notwithstanding the foregoing, any payment by the Company attributable to the California pass-through entity tax that is attributable to a period through the Closing Date shall be the responsibility of Seller and any deduction, refund or credit attributable to such a payment shall be allocated to Seller. Seller shall pay the cost of preparing the Tax Returns referenced in this subsection (a) if the Tax Returns are prepared or caused to be prepared by Seller or by an accountant selected by Seller. Purchaser shall otherwise pay such preparation costs.

(b) Straddle Period. For any Straddle Period, for purposes of this Agreement, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, income, payroll, sales, or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Business at the end of the Closing Date and (ii) in the case of any Taxes other than gross receipts, income, or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c) Cooperation on Tax Matters. After the Closing, Seller and Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires one Party to provide necessary information, records, and documents relating to the Company to the other Party; provided that Purchaser shall not have any obligation to provide or furnish to Seller any income Tax Return or any consolidated, combined or unitary group Tax Return or portion thereof (including any work papers or related documentation) of Purchaser or its Affiliates. Seller and Purchaser shall cooperate in the same manner in defending or resolving any audit, examination, or litigation relating to Taxes. Each of Seller and Purchaser shall retain all Tax Returns and other documents in its possession relating to Tax matters with respect to the Company for any taxable period (or portion thereof) that begins prior to the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and documents relate.

(d) Transfer Taxes. All Transfer Taxes shall be paid equally by Seller and Purchaser when due, and the Party required by applicable Law to file any Tax Return related to Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other Party shall join in the execution of any such Tax Returns and other documentation. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes. All expenses incurred in connection with the preparation and filing of any applicable Tax Return with respect to Transfer Taxes shall be paid equally by Seller and Purchaser when due.

(e) Tax Restrictions. Unless otherwise required by applicable Law or otherwise contemplated by this Agreement, neither Purchaser nor any Affiliate shall, after Closing (i) cause the Company to take any action which would increase Seller’s liability for Taxes; (ii) amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Tax Period; (iii) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction where the Company has not previously filed a Tax Return; or (iv) if Purchaser reasonably believes additional liability could result to Seller, subject to receiving prior written consent from Seller (where such consent not to be unreasonably withheld, conditioned, or delayed) enter into any voluntary disclosure Tax program, agreement or arrangement with any taxing authority that relates to the Taxes of the Company for a Pre-Closing Tax Period.

(f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, Purchaser and the Company shall not be bound thereby or have any liability thereunder.

(g) Section 338(h)(10) Election. At Purchaser’s option, the Company and Seller shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”), and Seller shall report the sale of the Company contemplated by this Agreement consistently with the Section 338(h)(10) Election and take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any Governmental Authority, or otherwise. The Parties agree to timely execute any and all forms (including IRS Form 8023 and all such forms, schedules and attachments as are necessary or required to be filed therewith pursuant to the applicable Treasury Regulations (and any similar election as may be available under applicable state or local Law)) that they are required to execute in order to make a valid Section 338(h)(10) Election and to perform such other acts as are necessary to make or perfect the Section 338(h)(10) Election.

(h) Allocation of Purchase Price. If a Section 338(h)(10) Election is made, Seller and Purchaser agree that the Consideration and any liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with the principles of Sections 338 and 1060 of the Code and the Treasury Regulations thereunder and as shown on the allocation schedule (the “Preliminary Allocation Schedule”), prepared by Purchaser in accordance with the allocation methodology set forth on Schedule 6.1(h). The Preliminary Allocation Schedule shall be updated (applying the same principles as used to determine the Preliminary Allocation Schedule) and delivered by Purchaser to Seller within fifteen (15) calendar days after the final determination of the Final Consideration (as updated, the “Allocation Schedule”). The Parties agree that Zero Dollars ($0.00) will be allocated to the obligations of Seller under Section 6.4 (Agreement not to Compete or Solicit). The Parties agree to resolve any disagreement with respect to the Allocation Schedule in good faith. The Parties shall file all Tax Returns in a manner consistent with the Allocation Schedule and further agree, unless otherwise required by Law, not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes. Any adjustment to the Consideration shall be allocated as provided by Section 1.1060-1(c) of the Treasury Regulations.

(i) Section 338(h)(10) Election Gross Up. Subject to a cap of Three Hundred Thousand Dollars ($300,000) (the “Tax Cap”), Purchaser agrees to increase the aggregate consideration payable for the Shares by an amount equal to the excess, if any, of (a) the amount of the U.S. federal and state income Taxes and state asset transfer Taxes imposed or to be imposed on Seller and on the Company (and any deemed predecessor of the Company) as a result of the sale of the Shares pursuant to this Agreement (in a sale including the payment of the Section 338(h)(10) Election Gross Up, as defined below) solely as a result of a Section 338(h)(10) Election (including the deemed asset sales and deemed liquidations resulting from such elections), over (b) the amount of the U.S. federal and state income Taxes and state asset transfer Taxes that would have been imposed on Seller and the Company in connection with the sale of the Shares pursuant to this Agreement absent the making of the Section 338(h)(10) Election (the “Section 338(h)(10) Election Gross Up”); provided, however, that the value allocated as the consideration with respect to the Company’s fixed assets is determined in accordance with Section 6.1(g) of this Agreement. If any taxing authority asserts that the Section 338(h)(10) Election described in Section 6.1(g) is invalid on account of any failure of the Company to be treated as a valid S Corporation, and either the Company determines that it will not challenge the assertion of such taxing authority or any such challenge results in a final decision by the Tax Court (as defined in the Code), decree, or other order by any court of competent jurisdiction, which confirms such assertion, Seller will promptly return to Purchaser the Section 338(h)(10) Election Gross-Up amount. Schedule 6.1(i) attached hereto sets forth the model (the “Model”) to be used to calculate the Section 338(h)(10) Election Gross Up; the Model makes certain assumptions about the aggregate consideration to be paid for the Shares, whereas the actual Section 338(h)(10) Election Gross Up will be calculated using the Model but with the consideration associated with the consideration for the Shares as eventually determined. For purposes of clarity, the Section 338(h)(10) Election Gross Up will include not only the incremental tax burden on Seller and the Company but will also include any tax liability Seller incurs by reason of any increased payments associated with the Section 338(h)(10) Election Gross Up consideration, which shall also be reflected in the Model. Subject to the Tax Cap, any Section 338(h)(10) Election Gross Up shall be paid and disbursed under the same terms and conditions associated with the underlying payment that gave rise to the Section 338(h)(10) Election Gross Up payment obligation. For the avoidance of doubt, any portion of the incremental tax resulting from the Section 338(h)(10) Election that is paid either by the Company, in a tax period after the Closing Date, or Purchaser shall decrease the amount of the Section 338(h)(10) Election Gross Up that is paid to Seller.

Section 6.2 Books and Records; Access and Assistance.

(a) On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser or the Company any Business Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company, in each case prior to the Closing Date, that are not otherwise in the possession of the Company.

(b) For a period of seven (7) years after the Closing Date, Purchaser shall retain, or cause a Subsidiary to retain, all Business Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company, in each case prior to the Closing Date. Notwithstanding the foregoing, Purchaser may dispose of any such Business Records or other books and records during such seven (7) year period if the same are first are offered in writing to Seller and not accepted by Seller within thirty (30) days of such offer.

(c) After the Closing Date, Purchaser shall permit Seller and Seller’s Representatives to have reasonable access to, and to inspect and copy, at Seller’s expense, any Business Records and other books and records referred to in Section 6.2(b) that Seller requires for tax, financial reporting, or accounting purposes. Seller shall keep confidential all such Business Records and other books and records in accordance with Section 6.3(b).

(d) If after the Closing either Party is contesting or defending against any Proceeding, hearing, investigation, claim, or demand relating to (i) any Transaction or (ii) any fact, situation, condition, event, action, failure to act, or transaction occurring prior to the Closing Date involving the Company or the Business, the other Party shall (A) reasonably cooperate with the contesting or defending party and its counsel in, and assist the contesting or defending party and its counsel with, the contest or defense, (B) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), and (C) provide such information, testimony, and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending Party; provided, however, that the foregoing shall not apply to any matter for which the contesting or defending Party is seeking indemnification under ARTICLE IX or involving a dispute between the Parties.

Section 6.3 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Transactions is subject to the Confidentiality Agreement. Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate.

(b) Following the Closing, Seller shall, and shall cause its Affiliates to, keep confidential all information relating to the Company and the Business, except to the extent such information is required to be disclosed by applicable Law, in which case Seller shall (i) provide Purchaser with prompt written notice of such requirement so that Purchaser may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 6.3(b), (ii) cooperate with Purchaser, at Purchaser’s expense, to obtain such protective order or other remedy, (iii) disclose only the portion of that information Seller or its Representative is advised in writing by its counsel is legally required to be disclosed, (iv) before making any disclosure, provide Purchaser with the text of the proposed disclosure and consider in good faith Purchaser’s suggestions concerning the scope and content of the information to be disclosed, and (v) use its commercially reasonable efforts to preserve the confidentiality of all information so disclosed.

(c) Effective as of the Closing, Seller hereby assigns to Purchaser all of Seller’s rights (if any) under all confidentiality agreements entered into by Seller with any Person in connection with the proposed sale of the Company, to the extent such rights relate to the Company, or the Business and are assignable. Seller shall hold, maintain, and, upon Purchaser’s request and at its expense, enforce any such rights that are not assignable. At the Closing, Seller shall deliver to Purchaser all confidentiality agreements entered into by Seller with any Person in connection with the proposed sale.

Section 6.4 Agreement Not to Compete or Solicit.

(a) In furtherance of the sale of the Shares to Purchaser under this Agreement and to more effectively protect the value and goodwill of the Company and the Business represented thereby, Seller covenants and agrees that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly:

(i) own, manage, operate, control, participate in, consult or perform services for, sell materials to, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, or otherwise, any business that is similar to or competitive with the Business as conducted by Seller, the Company or their Affiliates as of the Closing Date anywhere in the United States (it being acknowledged by Seller that the Business as conducted by the Company in such area and such geographic restriction is reasonable and necessary to protect the value and goodwill of the Company and the Business);

(ii) (A) induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of the Company or the Business to cease doing business with the Company or the Business or (B) in any way interfere with the relationship between the Company or the Business on the one hand and any customer, vendor, supplier, licensor, licensee, or other business relation of the Company or the Business on the other hand; or

(iii) (A) induce, encourage, solicit or recruit, or attempt to solicit or recruit, any officer, employee, independent contractor, representative, or agent of the Company or any Employee to leave the employ of the Business or the Company or (B) hire any such individual.

(b) Notwithstanding the foregoing, (i) nothing in Section 6.4(a) shall prohibit Seller or its Affiliates from being a passive owner of not more than five percent (5%) of the outstanding Equity Interests of any Person that is publicly traded, so long as Seller and its Affiliates have no active participation in the business of such Person, and (ii) nothing in Section 6.4(a)(iii) shall prohibit Seller or its Affiliates from (A) making general employment solicitations, not specifically directed at employees of the Business or the Company, and hiring any individuals who respond to such solicitations or (B) soliciting, recruiting, or hiring any individual who has not been employed by the Business or the Company for at least six (6) months, so long as Seller and its Affiliates did not have any contact with such individual in violation of Section 6.4(a)(iii) prior to the end of such individual’s employment with the Business or the Company.

(c) Seller acknowledges and agrees that (i) the covenants set forth in this Section 6.4 are reasonable in geographical and temporal scope and in all other respects, (ii) Purchaser would not have entered into this Agreement and the Related Agreements but for the covenants of Seller contained herein, (iii) the covenants contained herein have been made in order to induce Purchaser to enter into this Agreement from which Seller will receive substantial benefit, and (iv) if, at the time of enforcement of the covenants set forth in this Section 6.4, a court shall hold that the duration, scope, or area restrictions stated therein are unreasonable under circumstances then existing or are too onerous and are not necessary for the protection of Purchaser, the Parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be instituted for the stated duration, scope, or area or that such court may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect Purchaser.

(d) Seller agrees that the remedies at law for any breach of the provisions of this Section 6.4 would be inadequate and that, in addition to any other remedies that Purchaser may have, Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond. To the extent that any part of this Section 6.4 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable.

Section 6.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Purchaser agrees to cause the Company to ensure, and the Company immediately following the Closing agrees to ensure, that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer or director of the Company (each a “D&O Indemnified Party”) to the extent permitted under applicable Law, as provided in the Organizational Documents of the Company as in effect on the date of this Agreement, shall survive the Closing in accordance with their terms and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) The obligations of Purchaser and the Company (following the Closing) under this Section 6.5 shall survive the Closing and shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnified Party to whom this Section 6.5 applies without the consent of Seller. For the avoidance of doubt, nothing contained in this Section 6.5 shall (i) confer any rights, remedies or claims (including third-party beneficiary rights) upon any D&O Indemnified Party or any other Person, or (ii) be considered or deemed an amendment or modification of any of the Company’s Organizational Documents.

(c) Notwithstanding any other provisions hereof, the obligations of Purchaser and the Company (following the Closing) contained in this Section 6.5 shall be binding upon the successors and assigns of Purchaser and the Company. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or their officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.6 Mutual Release. Effective as of the Closing:

(a) Seller, for itself and on behalf of its Affiliates, and each of its and their respective successors, assigns, heirs, and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or may assert now or in the future against the Company, the Business, any current or former officer, director, manager, employee, agent, or representative of the Company, the Business, or any of their respective successors, assigns, heirs, and executors arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing. Notwithstanding the foregoing, nothing in this Section 6.6(a) shall be deemed to release or waive any rights or remedies of any Seller Releasor under the Transactions, this Agreement or the Related Agreements.

(b) Purchaser, agrees that the Company for itself and on behalf of its Affiliates, and each of its and their respective successors, assigns, heirs, and executors (each, a “Purchaser Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Purchaser Releasor has, may have, or may assert now or in the future against Seller, or any of its successors, assigns, heirs, and executors arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing. Notwithstanding the foregoing, nothing in this Section 6.6(b) shall be deemed to release or waive any rights or remedies of any Purchaser Releasor under the Transactions, this Agreement or the Related Agreements.

(c) Purchaser (on behalf of itself and each Purchaser Releasor) and Seller (on behalf of itself and each Seller Releasor) acknowledges, respectively, that the Laws of many states (including Section 1542 of the California Civil Code) provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Section 6.7 Employee Matters.

(a) For a period commencing at Closing and ending on the one (1)-year anniversary of the Closing Date (but not beyond the termination of the relevant employee if sooner), Purchaser shall, or shall cause one of its direct or indirect Subsidiaries (including, following Closing, the Company) to, provide the employees of the Company and its Subsidiaries as of Closing (collectively, the “Company Employees”) with (i) a base salary or wage rate and annual cash incentive compensation target that are, in the aggregate, substantially comparable to the base salary or wage rate and annual cash incentive compensation target as in effect with respect to such Company Employee immediately prior to the Closing; and (ii) employee benefits (excluding any incentive compensation not consistent with historical norms, deferred compensation, defined benefit, retiree or post-termination health or welfare benefit, change in control bonus, transaction bonus, retention and equity or equity-based arrangements) that are, in the aggregate, substantially comparable to either (x) those provided to the Company Employees under the Company Benefit Plans as of the Closing (excluding any incentive compensation not consistent with historical norms deferred compensation, defined benefit, retiree or post-termination health or welfare benefit, change in control bonus, transaction bonus, retention and equity or equity-based arrangements), or (y) those provided to employees of Purchaser and its Affiliates (excluding deferred compensation, defined benefit, retiree or post-termination health or welfare benefit, change in control bonus, transaction bonus, retention and equity or equity-based arrangements); provided, however, that (A) if deemed advisable by Purchaser in response to any global, national or local pandemic or similar event, Purchaser may change the compensation, benefits and/or other terms and/or conditions of employment of any Company Employee not to satisfy the requirements of this Section 6.7(a) and no such action shall be treated as a breach of this Section 6.7(a) and (B) this Section 6.7(a) shall not apply to any Company Employee who at any time is furloughed, placed on leave, not actively working for the Company or any of its Subsidiaries or otherwise laid off. Except as otherwise set forth in this Section 6.7 or as may be specifically required by applicable Law, Purchaser shall not be obligated to require the Company to continue to provide any particular type of employee benefits or compensation to any Company Employee.

(b) The Company Employees shall receive credit to the same extent and for the same purposes as such credit was provided under an analogous Company Benefit Plan prior to the Closing Date for all periods of employment with the Company and its Subsidiaries prior to the Closing Date (including any predecessor employers where such service was recognized by the Company or its Subsidiaries) for purposes of eligibility, vesting and with respect to determining level of vacation and severance benefits under any employee benefit plans, programs, or arrangements that are maintained by Purchaser or any of its Subsidiaries in which the Company Employees are eligible to participate after the Closing Date, to the same extent as if such service had been performed for Purchaser or any of its Subsidiaries, except to the extent that recognition of such credit would result in a duplication of benefits or compensation.

(c) Upon or promptly following Closing, Purchaser shall pay the Change of Control Bonuses, in the amounts set forth on Schedule 6.7, and subject to the terms set forth in the applicable equity plan, award agreement and other governing documents.

(d) Nothing contained in this Section 6.7 shall (i) confer any rights, remedies or claims (including third-party beneficiary rights) upon any Company Employee or any other Person, (ii) be considered or deemed an establishment or amendment or termination of any Benefit Plan or any other benefit or compensation plan, program, agreement, policy or arrangement, (iii) guarantee continued employment or service or any particular term or condition of employment or service for any Person or limit the ability of Purchaser or any of its Affiliates (including the Company and its Subsidiaries after the Closing) to terminate the employment or service of any Person at any time and for any or no reason, or (iv) limit the ability of Purchaser or any of its Affiliates (including the Company and its Subsidiaries after the Closing) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement after the Closing (including any Company Benefit Plan).

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction (or waiver by each of Seller and Purchaser) of the following conditions as of the Closing Date:

(a) Injunction. No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the Transactions and no Law shall have been enacted or shall be deemed applicable to any of the Transactions which makes the consummation of any of such Transactions illegal.

(b) Registration Statement. The Registration Statement has been declared effective.

(c) IPO Share Price. The IPO Share Price shall be not less than $12.75 per share.

(d) Other Closings. Closings of the other Combination Agreements and closing of the IPO have each taken place concurrently with the closing of this Agreement.

Section 7.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions as of the Closing Date:

(a) Representations and Warranties. Each of the Fundamental Representations of Seller shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date and except for de minimis exceptions). Each of the other representations and warranties of Seller set forth in ARTICLE III (disregarding all qualifications as to materiality or Material Adverse Effect set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), except as would not, individually or in the aggregate, be materially adverse to the Business or the Company.

(b) Performance of Obligations. Seller shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Seller under this Agreement on or prior to the Closing Date, except as would not, individually or in the aggregate, be materially adverse to the Business or the Company.

(c) No Proceedings. No Proceeding shall be pending by or before any Governmental Authority seeking to, or wherein an unfavorable Order would, (i) prevent the consummation of any of the Transactions, (ii) make illegal any of the Transactions, (iii) cause any of the Transactions to be rescinded following the Closing, or (iv) impose any conditions, restrictions, undertakings, or limitations that, individually or in the aggregate, in the reasonable judgment of Purchaser, would impair, or could reasonably be expected to impair, the ability of Purchaser to consummate any of the Transactions or would adversely affect, or could reasonably be expected to adversely affect, the expected economic benefits to Purchaser arising from the consummation of the Transactions.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e) Required Consents. Purchaser shall have received the written Consents set forth on Schedule 1.5(h) in form and substance satisfactory to Purchaser.

(f) Lien Release. Any and all Liens on the Shares and any and all Liens (other than Permitted Liens) on the properties and assets of the Company shall have been terminated and released pursuant to documentation in form and substance satisfactory to Purchaser.

(g) Closing Deliveries. Purchaser shall have received from Seller and the Company, as applicable, each delivery required pursuant to Section 1.5.

(h) IPO. Purchaser shall have approved the pricing and other terms of the IPO.

No waiver by Purchaser of any condition based on the accuracy of any representation or warranty of Seller, or on Seller’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Purchaser or any other Purchaser Indemnified Party provided for in this Agreement based on such representation, warranty, covenant, or agreement.

Section 7.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the satisfaction (or waiver by Seller) of the following additional conditions as of the Closing Date:

(a) Representations and Warranties. Each of the Fundamental Representations of Purchaser shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date and except for de minimis exceptions). Each of the other representations and warranties of Purchaser set forth in ARTICLE IV (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date).

(b) Performance of Obligations. Purchaser shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date.

(c) Closing Deliveries. Seller shall have received from Purchaser each delivery required pursuant to Section 1.4.

No waiver by Seller of any condition based on the accuracy of any representation or warranty of Purchaser, or on Purchaser’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Seller or any other Seller Indemnified Party provided for in this Agreement based on such representation, warranty, covenant, or agreement.

Section 7.4 Frustration of Closing Conditions. Neither Party may rely, whether as a basis for not consummating the Transactions or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated, and the Transactions may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 8.1(a)) at any time prior to the Closing:

(a) by the mutual written agreement of Seller and Purchaser;

(b) by either Seller or Purchaser, if the Closing does not occur on or prior to May 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date; provided, further, that if the sole reason that Closing has not occurred by the Outside Date is that the financial information included in Parent’s Registration Statement is required to be updated (gone “stale”) in accordance with SEC rules, July 31, 2024 will be substituted for May 31, 2024 as the Outside Date;

(c) By either Seller or Purchaser, if any of the conditions set forth in Section 7.1 has become incapable of being satisfied on or prior to the Outside Date;

(d) by Purchaser, if Seller breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) (A) if capable of being cured, has not been cured by Seller by the earlier of the Outside Date and the date that is ten (10) Business Days after Seller’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(d) or (B) is incapable of being cured; or

(e) by Seller, if Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) (A) if capable of being cured, has not been cured by Purchaser by the earlier of the Outside Date and the date that is ten (10) Business Days after Purchaser’s receipt of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1(e) or (B) is incapable of being cured.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement will immediately become void and have no further force or effect, and neither Party will have any Liability to the other Party; provided, however, that (a) the first sentence of Section 6.3(a), this Section 8.2, and ARTICLE X will survive such termination and (b) no such termination will relieve either Party from Liability for any Fraud by such Party prior to such termination.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Survival.

(a) The Parties, intending to modify any applicable statute of limitations, agree that the respective representations and warranties of Seller and Purchaser in this Agreement and in any certificate delivered pursuant to this Agreement, and the obligations of Seller and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to such representations and warranties, shall survive the Closing for a period of eighteen (18) months after the Closing Date, except that the representations and warranties of Seller in Section 3.14 (Benefit Plans), Section 3.16 (Environmental Matters) and the rights of indemnification related thereto, and the Fundamental Representations, and in any certificate delivered pursuant to this Agreement relating to such Sections, and the obligations of Seller pursuant to Section 9.2 with respect to such representations and warranties, shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations (and all extensions).

(b) The Parties agree that (i) the respective covenants and agreements of Seller, the Company, and Purchaser contained in this Agreement that were to be performed at or prior to the Closing, and the obligations of Seller and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to such covenants and agreements, shall survive the Closing for a period of twelve (12) months after the Closing Date and (ii) all other covenants and agreements contained in this Agreement, and the obligations of Seller and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to such covenants and agreements, shall survive for twelve (12) months following the period of time for which such covenants or agreements are required to be performed.

(c) Notwithstanding the foregoing, (i) all representations, warranties, covenants, and agreements related to any claim for indemnification asserted within the applicable survival period set forth in Section 9.1(a) or Section 9.1(b) (if any), and the Indemnifying Person’s obligations pursuant to this ARTICLE IX, shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made and (ii) if, during the applicable survival period referred to in Section 9.1(a) or Section 9.1(b) (if any), the Indemnified Person becomes aware of facts or circumstances that could reasonably be expected to lead to a Third Party Claim, the Indemnifying Person’s obligations pursuant to this ARTICLE IX shall not terminate with respect to such potential Third Party Claim if the Indemnified Person notifies the Indemnifying Person of the general nature of such potential Third Party Claim in accordance with Section 9.6 prior to the end of the applicable survival period, whether or not a Third Party Claim is actually made or threatened against the Indemnified Person prior to the end of the applicable survival period.

Section 9.2 Indemnification by Seller. From and after the Closing, subject to the provisions of this ARTICLE IX, Seller shall indemnify Purchaser, its Affiliates (including the Company), and each of their respective Representatives, successors, and assigns (each, a “Purchaser Indemnified Party”) against, be liable to Purchaser Indemnified Parties for, and hold each Purchaser Indemnified Party harmless from any and all Losses suffered or incurred by such Purchaser Indemnified Party as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Seller in ARTICLE III or in any certificate delivered pursuant to this Agreement;

(b) any breach of or failure by Seller to perform any covenant or agreement of Seller contained in this Agreement;

(c) any (i) Closing Date Indebtedness of the Company outstanding as of the Closing and not taken into account in calculating Closing Date Indebtedness for purposes of the Final Consideration and (ii) Indebtedness outstanding as of the date of this Agreement and not set forth on Schedule 3.7(d)(i);

(d) any Transaction Expenses not taken into account in calculating the Final Consideration;

(e) any Seller Employee Misclassification Costs; and

(f) any Specific Litigation and Settlement Proceedings Costs.

Section 9.3 Indemnification by Purchaser and Parent. From and after the Closing, subject to the provisions of this ARTICLE IX, Purchaser and Parent, jointly and severally, shall indemnify Seller, its Affiliates, and its Representatives, successors, and assigns (each, a “Seller Indemnified Party”) against, be liable to Seller Indemnified Parties for, and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by such Seller Indemnified Party as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Purchaser in ARTICLE IV or in any certificate delivered pursuant to this Agreement;

(b) any breach of or failure by Purchaser to perform any covenant or agreement of Purchaser contained in this Agreement; and

(c) any Purchaser Employee Misclassification Costs (excluding Losses for which Seller is liable for indemnification under Section 9.2).

Section 9.4 Certain Matters Relating to Indemnification.

(a) Seller shall not be required to indemnify Purchaser Indemnified Parties under Section 9.2(a) unless the aggregate amount of Losses for which Seller would, but for this Section 9.4(a), be required to indemnify under Section 9.2(a) exceeds One Hundred Eighty Seven Thousand Dollars ($187,000) (the “Basket”), in which case Seller shall indemnify Purchaser Indemnified Parties for all such Losses without regard to the Basket, provided, however, that the Basket will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of Seller’s Fundamental Representations.

(b) Seller will not be required to indemnify Purchaser Indemnified Parties under Section 9.2(a) for any Losses in excess of the General Indemnity Cap; provided, however, that the General Indemnity Cap will not apply to any Losses arising out of or relating to any breach of or inaccuracy in any of Seller’s Fundamental Representations; provided further that Losses arising out of or relating to any breach of a representation and warranty in Section 3.17 (Taxes) in regards to Seller Employee Misclassification Costs shall be subject to the limitations set forth in Section 9.4(c) and Section 9.4(d). The aggregate liability of Seller for Losses under Section 9.2(a) shall not in any event exceed the amount of the Final Consideration, and Purchaser Indemnified Parties shall have no claim against Seller pursuant thereto for Losses in excess of the amount of the Final Consideration, except in the case of Fraud.

(c) Seller will not be required to indemnify Purchaser Indemnified Parties under Section 9.2(e) (Seller Employee Misclassification Costs) for any Losses (combined with any Losses under Section 9.2(a) with respect to the breach of any representation and warranty regarding potential employee or contractor misclassification) in excess of the Special Indemnity Cap. In addition, to the extent any Seller Employee Misclassification costs arise under California Law with respect to the period from and including August 14, 2023 through and including the Closing Date (whether such Seller Employee Misclassification Costs arise from a Third Party Claim filed before or after Closing), Seller shall only be liable for fifty percent (50%) of the Seller Employee Misclassification Costs attributable to such period, and Purchaser shall be responsible for the remainder of such Seller Employee Misclassification Costs (subject to and contingent upon Closing). For avoidance of doubt, this Section 9.4(c) shall not apply to Specific Litigation and Settlement Proceedings Costs.

(d) Seller will not be required to indemnify Purchaser Indemnified Parties under Section 9.2(f) (Specific Litigation and Settlement Proceedings Costs) for any Losses (combined with any Losses under Section 9.2(a) with respect to the breach of any representation and warranty regarding potential employee or contractor misclassification) in excess of the amount of the Specific Litigation Escrow Fund (which may be less than Four Million Dollars ($4,000,000) in accordance with the definition of Specific Litigation Escrow Amount); provided that (i) if the Settlement Payment is not made before Closing and when paid is in excess of the Four Million Dollars ($4,000,000) in the aggregate, then claims for indemnification against Seller under Section 9.2(f) (Specific Litigation and Settlement Proceedings Costs) for the portion of the Settlement Payment amount that is in excess of Four Million Dollars ($4,000,000) may be made against the Indemnity Escrow Fund, and (ii) if attorneys’ fees and costs constituting Specific Litigation and Settlement Proceedings Costs are incurred after Closing, then claims for indemnification against Seller for fifty percent (50%) such attorneys’ fees and costs may be made against the Indemnity Escrow Fund. For the avoidance of doubt, attorneys’ fees and costs constituting Specific Litigation and Settlement Proceedings Costs incurred prior to Closing will be treated as Transaction Expenses.

(e) Except for claims under Section 9.2(f) (Specific Litigation and Settlement Proceedings Costs) (which shall be made solely and exclusively against the Specific Litigation Escrow Fund, except as specifically set forth in Section 9.4(d) above), claims for indemnification against Seller under this ARTICLE IX shall be made (i) first against the Holdback Shares, (ii) next against the Indemnity Escrow Fund, and (iii) then directly from Seller, as applicable; provided that at the written request of Seller, payment shall first be made (i) first from the Indemnity Escrow Fund, (ii) next from the Holdback Shares, and (iii) then directly from Seller, as applicable. In the event of an indemnification claim against Seller under this ARTICLE IX following release of the Indemnity Escrow Fund and the Holdback Shares, Seller shall have the right, but not the obligation, to tender Parent Common Stock held by Seller in satisfaction of such claim. For the purposes of satisfying indemnification claims against Seller under this ARTICLE IX (including from the Holdback Shares), the Parent Common Stock shall be valued based on the Fair Market Value of the Parent Common Stock, but in any event shall not be less than Twelve Dollars ($12.00) nor greater than Eighteen Dollars ($18.00) per share of Parent Common Stock (as adjusted for stock splits, stock dividends and the like), at the time the indemnification claim shall have been finally resolved and payment is made in respect thereof.

(f) Purchaser and Parent shall not be required to indemnify Seller Indemnified Parties under Section 9.3(a) unless the aggregate amount of Losses for which Purchaser and Parent would be required to indemnify under Section 9.3(a) exceeds the Basket, in which case Purchaser shall indemnify Seller Indemnified Parties for all such Losses without regard to the Basket it being understood that in determining whether the Basket has been satisfied, only Losses for claims under Section 9.2(a) that exceed the Basket shall be payable; provided, however, that the Basket will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of Purchaser’s Fundamental Representations.

(g) Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach of or inaccuracy in such representation or warranty and (ii) calculating the amount of Losses resulting from, arising out of, or relating to such breach or inaccuracy.

(h) Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(i) In no event shall any Party have any liability under this Agreement (including under this ARTICLE IX) for the amount that is a possible Loss that the Indemnified Person believes may be asserted by a third party but has not yet been asserted by a third party.

(j) Notwithstanding any other provision of this Agreement to the contrary, no Indemnified Person, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date, (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by, or omissions by, the Indemnified Person or any of its Affiliates (including the Company) after the Closing that are not specifically contemplated by this Agreement, or (iv) were already taken into account in the calculation of the Final Consideration.

(k) Upon making any payment to the Indemnified Person for any indemnification claim pursuant to this ARTICLE IX, the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any third parties with respect to the subject matter underlying such indemnification claim.

Section 9.5 Claims.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Person shall give written notice of such claim to the Indemnifying Person (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby. The Claim Notice shall specify in reasonable detail, to the extent then known, (i) the basis for such claim or anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related, (ii) each individual item of Loss included in the amount so stated and the computation, if possible, of the amount to which such Indemnified Person claims to be entitled hereunder, and (iii) the date such item was paid (if paid) or is expected to be paid; provided, however, that any failure to give such notification on a timely basis or to provide any particular details therein shall not relieve the Indemnifying Person of its obligation to indemnify any Indemnified Person hereunder except to the extent the Indemnifying Person is materially prejudiced thereby.

(b) The Indemnifying Person shall respond to the Indemnified Person (a “Claim Response”) within twenty (20) days following the date that the Claim Notice is delivered by the Indemnified Person (the “Response Period”). Any Claim Response must specify whether or not the Indemnifying Person disputes the claim(s) described in the Claim Notice or if the Indemnifying Person does not have sufficient information to make such determination and describe in reasonable detail the basis for each such dispute, and describe in reasonable detail the basis for each such dispute. If subsequent to delivering a Claim Notice, the Indemnified Person seeks any Losses related to such claim in addition to those specified in such Claim Notice, then the Indemnified Person shall send an additional Claim Notice for such additional amount in accordance with Section 9.5(a), which the Indemnifying Person may dispute in accordance with this Section 9.5(b). If the Indemnifying Person delivers a Claim Response within the Response Period indicating that the Indemnifying Person disputes one or more of the matters identified in the Claim Notice and describing the basis thereof or that the Indemnifying Person does not have sufficient information to make such determination, then Purchaser and Seller shall, within the thirty (30)-day period beginning on the date the Indemnifying Person delivers such Claim Response, promptly meet and attempt in good faith to resolve the dispute and agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Person shall have so objected. If the Indemnifying Person delivers a Claim Response within the Response Period indicating that the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only an amount less than that set forth in the Claim Notice, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Person, and the Indemnifying Person, shall promptly pay to the Indemnified Person, the lesser amount, without prejudice to the Indemnified Person’s claim for the difference. If Purchaser and Seller shall succeed in reaching agreement on the Indemnified Person’s and the Indemnifying Person’s respective rights with respect to any such claims, Purchaser and Seller shall promptly prepare and sign a memorandum setting forth such agreement. If Purchaser and Seller do not resolve a dispute regarding a claim (including with respect to any particular item or amount) within thirty (30) days after the conclusion of the Response Period, either the Indemnifying Person or the Indemnified Person may submit the dispute to a court of competent jurisdiction for a final Order as set forth in Section 10.13 (which Order shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined), or by any other means which Purchaser and Seller shall agree in writing. Upon resolution of such dispute, whether by agreement or by a court of competent jurisdiction (such resolution, a “Final Determination”), if it is determined that any indemnification payment is required pursuant to this ARTICLE IX such amount shall be paid to the Indemnified Person.

Section 9.6 Notice of Third Party Claims; Assumption of Defense.

(a) As promptly as is reasonably practicable after receiving notice of the assertion of any claim or demand, or the commencement of any Proceeding, by any Person who is not an Indemnified Person in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), the Indemnified Person shall give a Claim Notice (in the form contemplated by Section 9.5(a)) to the Indemnifying Person in respect of such Third Party Claim; provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby.

(b) The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice delivered to the Indemnified Person within fifteen (15) Business Days of the receipt of the Claim Notice (subject to the conditions and limitations set forth below), assume and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Person and furnish the Indemnified Person with evidence reasonably satisfactory to the Indemnified Person that the Indemnifying Person is and will be able to fully satisfy such Liability; and, provided, however, that the Indemnifying Person shall not have the right to assume control of the defense of such Third Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Person, if (1) such Third Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal Proceeding, (2) the Indemnified Person reasonably believes an adverse determination with respect to such Third Party Claim would be detrimental to or injure the reputation or future business prospects of the Indemnified Person or any of its Affiliates, (3) the Indemnified Person reasonably believes that the Indemnifying Person does not have the financial resources to defend the Third Party Claim, (4) the named parties in any such action (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicts of interest between them, (5) Seller is the Indemnifying Person and such Third Party Claim seeks money damages in excess of the then-remaining portion of the Indemnity Escrow Fund (less the then remaining portion of the Indemnity Escrow Fund), the Holdback Shares or the Specific Litigation Escrow Fund, as applicable, (6) the Indemnifying Person fails to actively and diligently conduct the defense of such Third Party Claim, or (7) Seller is the Indemnifying Person and the Indemnified Person reasonably believes the defense of such Third Party Claim would adversely affect the Indemnified Person’s relationship with any of its customers, suppliers, or other business relationships.

(c) If the Indemnifying Person is permitted to assume and control the defense of any Third Party Claim and elects to do so, the Indemnified Person shall have the right to employ counsel separate from the counsel employed by the Indemnifying Person in such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing or (ii) the Indemnified Person has been advised by legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Person and the Indemnified Person.

(d) If the Indemnifying Person is not entitled to assume the defense of such Third Party Claim or does not give written notice to the Indemnified Person within fifteen (15) Business Days after receipt of the Claims Notice that the Indemnifying Person has elected to assume the defense of such Third Party Claim or if an appropriate court rules that the Indemnifying Person failed or is failing to vigorously prosecute or defend such Third Party Claim or shall withdraw from such defense, the Indemnified Person shall have the right to undertake the defense or settlement thereof, at the Indemnifying Person’s expense. If the Indemnified Person controls the defense of any Third Party Claim pursuant to this Section 9.6(d), the Indemnified Person shall keep the Indemnifying Person timely apprised of the status of such Third Party Claim, and, if such Indemnified Person proposes to settle such Third Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Person shall give the Indemnifying Person prompt written notice thereof, and the Indemnified Person shall not settle such Third Party Claim without the prior written consent of the Indemnifying Person (which shall not be unreasonably delayed or withheld). If an Indemnified Person controls any such Third Party Claim, the Indemnifying Person shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

(e) Regardless of which Party controls the defense of any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution of such Third Party Claim, including by providing or making available to the controlling Party all witnesses, pertinent records, materials, and information relating thereto in such Party’s possession or under such Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the controlling Party or its counsel.

Section 9.7 Settlement or Compromise.

(a) If the Indemnified Person is controlling the defense of any Third Party Claim, the Indemnified Person shall obtain the prior written Consent of the Indemnifying Person (such Consent not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement or compromise of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person will have the right to settle or compromise any such Third Party Claim without such Consent; provided that in such event the Indemnified Person shall waive any right to indemnification with respect to such Third Party Claim unless such Consent is unreasonably withheld, conditioned, or delayed.

(b) If the Indemnifying Person is controlling the defense of such Third Party Claim, the Indemnifying Person shall obtain the prior written Consent of the Indemnified Person before entering into any settlement or compromise of such Third Party Claim unless (i) such settlement or compromise involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid in full by, the Indemnifying Person, (iii) such settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Person, and (iv) such settlement or compromise includes a complete and unconditional release of the Indemnified Person.

(c) Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Third Party Claim in accordance with this Section 9.7 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

Section 9.8 Calculation of Losses.

(a) Notwithstanding anything to the contrary in this Agreement, the amount of any Losses suffered or incurred by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds actually received by the Indemnified Person with respect to such Losses from third party insurers, net of (A) all out-of-pocket costs and expenses relating to collection of such amounts from such insurers, (B) any deductible associated therewith, and (C) any increase in premiums resulting therefrom; and (ii) the amount of any indemnification, contribution, and other similar payment proceeds actually recovered by such Indemnified Person in respect of such Loss, net of any costs associated with obtaining such proceeds. The Indemnified Person agrees to use commercially reasonable efforts to seek recovery of insurance proceeds, with respect to Purchaser Indemnified Parties, with respect to any Losses.

(b) The Indemnified Persons will not be entitled to recover any Losses relating to (i) any matter arising under a provision of this Agreement to the extent that the Indemnified Persons have already recovered Losses with respect to such matter pursuant to another provision of this Agreement, or (ii) any Losses as and to the extent reflected in the determination of the Final Consideration or otherwise as and to the extent taken into account in the calculation of the Final Consideration or any adjustment thereto.

(c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any (i) punitive damages or (ii) incidental, indirect or special damages of such other Person, or any damages based on any kind of multiple (including “multiple of lost profits” or “multiple of cash flow” or any similar valuation methodology), or claims for lost profits or diminution of value, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought, other than to the extent such Losses or damages are required to be paid to a third party pursuant to a Third Party Claim hereunder.

Section 9.9 Consideration Adjustments. To the extent permitted by Law, any amounts payable under Section 9.2 or Section 9.3 shall be treated by Purchaser and Seller as an adjustment to the Final Consideration for Tax purposes.

Section 9.10 No Right of Contribution. Seller hereby irrevocably waives and releases any right of contribution or indemnification against the Company with respect to any claim for indemnification for which Seller is or becomes liable under this Agreement and any payment that Seller is or becomes obligated to make to any Purchaser Indemnified Party pursuant to this ARTICLE IX.

Section 9.11 Exclusive Remedy. Except with respect to Fraud, from and after the Closing, the sole and exclusive Liability of the Parties under or in connection with this Agreement and the Transactions, and the sole and exclusive remedy of the Indemnified Persons with respect to any of the foregoing, shall be as set forth in this ARTICLE IX, Section 6.4(d), Section 2.3 and Section 10.14.

Section 9.12 Indemnity Escrow Release. Within two (2) Business Days following the date that is one (1) year from the Closing Date, Purchaser and Seller shall jointly direct the Escrow Agent distribute the remaining portion of the Indemnity Escrow Fund, if any, to Seller; provided that if, on or prior to such date any Purchaser Indemnified Party has delivered a Claim Notice to any Indemnifying Person for which there has not been a Final Determination or with respect to which any amounts payable from the Indemnity Escrow Fund are then outstanding, an amount sufficient to pay such claim or amount outstanding shall be withheld by the Escrow Agent from such distribution until such time as such claim has a Final Determination or such amount outstanding has been satisfied.

Section 9.13 Specific Litigation Indemnity Escrow Release. Within two (2) Business Days following the payment of the Settlement Payment, Purchaser and Seller shall direct the Escrow Agent to distribute the remaining portion of the Specific Litigation Escrow Fund, if any, to Seller.

Section 9.14 Right of Set Off. Notwithstanding anything herein to the contrary, Purchaser shall have the right, but not the obligation, to set off an amount up to the General Indemnity Cap, in whole or in part, against any obligation or payment it owes to Seller pursuant to this Agreement and the Related Agreements.

ARTICLE X
MISCELLANEOUS

Section 10.1 Expenses. Except as provided herein, each Party shall bear its own fees and expenses with respect to this Agreement and the Transactions.

Section 10.2 Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by both Parties.

Section 10.3 Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, or email address of such Party set forth below and marked to the attention of the designated individual:

(i)	If to Purchaser, Parent (and following Closing, the Company), to: Ross Berner

Attention: Ross Berner and Mark McKinney
Email:

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Eddie Best and Esther Chang

Email: ebest@mayerbrown.com and echang@mayerbrown.com

(ii)	If to Seller (and prior to Closing, the Company), to:

William E. Scanlon

Email:

with a copy (which shall not constitute notice) to:

Viewpoint Law Group

100 Pine Street, Suite 125

San Francisco, California 94111

Attention: Paul J. Neibergs

Email: paul@viewpointlg.com

or to such other individual or address, or email address as a Party may designate for itself by notice given in accordance with this Section 10.3.

Section 10.4 Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement shall be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights shall be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement shall be effective unless it is in writing and signed by such Party.

Section 10.5 Assignment. Neither Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Party, except that Purchaser may, without the Consent of Seller, assign any of its rights under this Agreement to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement.

Section 10.6 No Third Party Beneficiaries. Except as provided in ARTICLE IX (with respect to Indemnified Persons), nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.7 Further Assurances. On and after the Closing Date, upon the request of either Party, the other Party shall execute and deliver such assignments and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the Transactions.

Section 10.8 Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement shall remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

Section 10.9 Entire Agreement. This Agreement (including the Schedules), the Related Agreements, and the Confidentiality Agreement contain the entire agreement between the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement.

Section 10.10 No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party shall not apply in interpreting this Agreement.

Section 10.11 Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.

Section 10.12 Jurisdiction, Service, and Venue. Except with respect to the resolution of Unresolved Adjustments in accordance with Section 2.3, each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (and only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions; (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 10.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

Section 10.13 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

Section 10.14 Equitable Relief. Each Party acknowledges that (a) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 6.4), (b) any such breach would cause the other Party irreparable harm, and (c) in addition to any other remedies available at law or in equity, the other Party will be entitled to equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 6.4). Neither Party shall contest the appropriateness of any injunction or specific performance as a remedy for a breach or threatened breach of this Agreement.

Section 10.15 Conflicts; Privileges. It is acknowledged by each of the Parties that Seller and the Company have retained Viewpoint Law Group (“Viewpoint”) to act as their counsel in connection with the Transactions and that Viewpoint has not acted as counsel for any other Person in connection with the Transactions and that no other Party to this Agreement or Person has the status of a client of Viewpoint for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, in the event that a dispute arises between Purchaser or any of its Affiliates (including after the Closing, the Company) and Seller or any of Seller’s Affiliates (including, prior to the Closing, the Company), Viewpoint may represent Seller and the Company (prior to Closing) and may represent Seller or any Affiliate thereof (after the Closing) in such dispute even though the interests of Seller or any Affiliate may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company), and even though Viewpoint may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Seller and Affiliates thereof and/or the Company. Purchaser and the Company hereby (a) waives, on behalf of itself and each of its Affiliates, any claim they have or may have that Viewpoint has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (b) agrees that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including after the Closing, the Company), on the one hand, and Seller, and/or any Affiliate of Seller, on the other hand, Viewpoint may represent Seller in such dispute even though the interest of Seller may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company), and even though Viewpoint may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Seller. Purchaser further agrees that, as to all communications among Viewpoint, the Company and Seller that relate in any way to the Transactions, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser. Notwithstanding anything set forth in the foregoing provisions of this Section 10.15 to the contrary, if after the Closing a dispute arises between Purchaser or any of its Affiliates (including the Company), on the one hand, and a third party, other than Seller or any of its Affiliates (not including the Company), on the other hand, any of Parent, Purchaser and the Company may assert the attorney-client privilege to prevent disclosure of privileged communications to such third party; provided, however, that Seller may not waive such privilege without the written Consent of Purchaser or the Company.

Section 10.16 No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement shall be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the Transactions could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use shall not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.

Section 10.17 Counterparts. This Agreement may be executed in counterparts (including using any electronic signatures), and such counterparts may be delivered in electronic format, including by email or other transmission method.

Section 10.18 Other Definitional Provisions and Interpretation; Schedules. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Any document, list, or other item shall be deemed to have been “provided” to Purchaser for all purposes of this Agreement if a correct copy of such document, list, or other item was posted in the Data Room at least two (2) Business Days prior to the date of this Agreement. Any information disclosed in any Schedule shall be deemed to be disclosed for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other Schedule.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

PAL STOCK ACQUIROR, INC.

By:	/s/ Ross Berner
Name:	Ross Berner
Title:	President

PARENT:

PROFICIENT AUTO LOGISTICS, INC.

By:	/s/ Ross Berner
Name:	Ross Berner
Title:	President

[Signature Page to Sierra Stock Purchase Agreement]

SELLER:

WILLIAM E. SCANLON, TRUSTEE OF THE WILLIAM E. SCANLON LIVING TRUST UTD 7/29/05

/s/ William E. Scanlon

COMPANY:

Sierra Mountain GROUP, Inc.

By:	/s/ William E. Scanlon
Name:	William E. Scanlon
Title:	President

[Signature Page to Sierra Stock Purchase Agreement]

ANNEX I

DEFINITIONS

Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Accounting Firm” has the meaning set forth in Section 2.3(c).

“Accounts Payable” means all accounts payable, trade payables, and other similar payables, and any accrued and unpaid penalties, fees, or other amounts owing related to any of the foregoing. For the avoidance of doubt, Accounts Payable shall not include any Indebtedness.

“Accounts Receivable” means accounts receivable (billed and unbilled), trade receivables, and other similar receivables, and any security, claim, remedy, or other right related to any of the foregoing.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.

“Agreement” means this Stock Purchase Agreement, including all Exhibits and Schedules.

“Allocation Schedule” has the meaning set forth in Section 6.1(h).

“Basket” has the meaning set forth in Section 9.4(a).

“Benefit Plan” means (a) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in Sections 3(1) and 3(2), respectively, of ERISA), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA); (b) any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA); or (c) any employment agreement or consulting agreement.

“Business” has the meaning set forth in the preliminary statements to this Agreement.

“Business Benefit Plan” means each Benefit Plan that is sponsored or maintained by the Company.

“Business Copyrights” means any and all Copyrights either (a) owned or purported to be owned by the Company or (b) owned or purported to be owned by Seller and used in or held for use by the Business.

“Business Data” has the meaning set forth in Section 3.11(b).

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are authorized or required to be closed for business.

“Business Intellectual Property” means any and all Intellectual Property either (a) owned or purported to be owned by the Company or (b) owned or purported to be owned by Seller and used in or held for use by the Business.

“Business IT Systems” has the meaning set forth in Section 3.11(a).

“Business Patents” means any and all Patents either (a) owned or purported to be owned by the Company or (b) owned or purported to be owned by Seller and used in or held for use by the Business.

“Business Real Property” has the meaning set forth in Section 3.9(b).

“Business Records” means all customer lists, supplier lists, product price lists, sales records, purchasing materials and records product specifications, advertising or promotional materials and sales literature, engineering data, maintenance schedules, operating and production records (including quality control records and manufacturing procedures), financial and accounting records, research and development files, service and warranty records, and other books and records, in each case, relating to or generated by the Company or Seller or used or generated in connection with the Business.

“Business Trademarks” means any and all Trademarks either (a) owned or purported to be owned by the Company or (b) owned or purported to be owned by Seller and used in or held for use by the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“Cash” means cash and cash equivalents (including marketable securities, mutual fund accounts, commercial paper and the like), but excluding (i) cash required to collateralize any letters of credit, surety bonds, performance bonds, or other similar instruments and (ii) cash subject to legal or other restrictions on transfer.

“Change of Control Bonuses” means the cash bonuses expected to be paid to employees of the Company and its Subsidiaries and Affiliates on closing of the Transactions, as described on Schedule 3.15(a), and which cash bonuses shall constitute Transaction Expenses under this Agreement.

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Claim Response” has the meaning set forth in Section 9.5(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Cash” means the aggregate amount of Cash of the Company, its Subsidiaries and West Coast (on a combined basis, including all cash accounts, including without limitation all Schwab accounts, payroll accounts, and operating accounts) as of 11:59 p.m., Central Time, on the last day of the calendar month immediately preceding the Closing Date, calculated in accordance with GAAP, consistently applied.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company, its Subsidiaries and West Coast as of the opening of business on the Closing Date, calculated in accordance with GAAP, consistently applied, excluding (i) Equipment and Truck Indebtedness incurred after June 30, 2023, (ii) the Federal Highway Administration broker bond of the Company and/or its Subsidiaries, and (iii) for avoidance of doubt, the following accrued Liabilities of the Company and West Coast: owner operator deposits, accrued 401k, accrued bonuses, accrued interest on any Closing Date Indebtedness, accrued payroll, accrued state tax payable, accrued vacation, equipment reserve damages, insurance reserves, lease deposits, and settlement reserves, in each case, to the extent accrued for on the Financial Statements and West Coast’s financial statements. The Closing Date Indebtedness as of the date of this Agreement is shown on Schedule 3.7(d)(ii) hereto and shall be calculated on Closing on the same basis as Schedule 3.7(d)(ii) was prepared. For avoidance of doubt, notwithstanding any change in the Indebtedness of the Company between the date of this Agreement and Closing, there shall be no adjustment in the Consideration payable to Seller, unless such change relates to Closing Date Indebtedness.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination Agreements” has the meaning set forth in the preliminary statements to this Agreement.

“Combination Transactions” has the meaning set forth in the preliminary statements to this Agreement.

“Combined Business” has the meaning set forth in the preliminary statements to this Agreement.

“Combined Consideration” has the meaning set forth in the preliminary statements to this Agreement.

“Combining Companies” has the meaning set forth in the preliminary statements to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means, collectively, the Business Benefit Plans and Seller Benefit Plans.

“Company Employees” has the meaning set forth in Section 6.7(a).

“Competing Transaction” has the meaning set forth in Section 5.8.

“Confidentiality Agreement” means the Confidentiality Agreement, effective as of January 26, 2023, by and between Ross Berner, Mark McKinney, Ian Adelson and Sierra Mountain Express, Inc.

“Consent” means a consent, authorization, or approval of, or a filing, notification, or registration with, a Person.

“Consideration” has the meaning set forth in Section 2.1.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, bond, guaranty, or other arrangement, whether written or oral.

“Copyrights” means copyrights and works of authorship (and any applications for registration of the same).

“D&O Indemnified Party” has the meaning set forth in Section 6.5(a).

“Data Room” means the virtual data room, having the name “Project Jaguar,” established by the Underwriters in connection with the Transactions.

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“Employees” means those individuals employed by the Company.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts), and (b) contractual provisions that are unenforceable as in violation of public policy, including non-competition and non-solicitation agreements.

“Environmental Law” means any applicable Laws (including common law) concerning the protection of human health or the environment (including air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources), including Laws (a) imposing Liability in connection with cleanup, investigation or remediation relative to any Release or threatened Release, (b) relating to exposure to Hazardous Substances and protection of worker health and safety, and (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of Hazardous Substances.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Equipment” means all leasehold improvements, machinery, equipment, spare parts, furniture, fixtures, office equipment, supplies, maintenance equipment and supplies, materials, and other items of tangible personal property of any type or kind used, held for use or useful in the conduct of the Business, (but not including any inventory or Trucks and Business IT Systems).

“Equipment and Truck Indebtedness” means Indebtedness (a) incurred, guaranteed or cross-collateralized by the Company pursuant to any Equipment Lease or any Truck Lease, and (b) incurred pursuant to owner operator deposits on Trucks received by the Company.

“Equipment Lease” means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414 of the Code.

“Escrow Agent” means the Escrow Agent as defined in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement to be entered into by and among Purchaser, Seller and the Escrow Agent at the Closing, substantially in the form attached hereto as Exhibit B.

“Escrow Amount” means the sum of the (a) Indemnity Escrow Amount, (b) Specific Litigation Escrow Amount (if any), and (c) West Coast Indemnity Escrow Amount.

“Estimated Closing Statement” has the meaning set forth in Section 2.2.

“Estimated Consideration” has the meaning set forth in Section 2.2.

“Excess Closing Cash” means the amount, if any, by which the Closing Date Cash exceeds One Million Dollars ($1,000,000).

“Fair Market Value” means (i) if publicly traded, the closing price of the Parent Common Stock for the Business Day immediately preceding the date an indemnification claim is paid by Seller under and pursuant to ARTICLE IX; and (ii) if not publicly traded, the fair market value of the Parent Common Stock as of such date (based on what a willing and informed buyer would pay a willing and informed seller, and without minority or lack of marketability discount) as reasonably determined by the Board of Directors of Purchaser and consented to by Seller, such Seller consent not to be unreasonably withheld, conditioned or delayed.

“Family” means, with respect to any natural person, any spouse and former spouses, descendants (whether natural or adopted), ancestors, siblings, aunts or uncles of such individual, or any custodian of a custodianship for and on behalf of any of the foregoing.

“Final Consideration” means the Consideration, as the same becomes final and binding pursuant to Section 2.3(b)(ii).

“Final Determination” has the meaning set forth in Section 9.5(b).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Flow-Through Tax” shall mean any Tax based on or measured by the income or net income of the Company for which the direct or indirect owner(s) of the Company have primary liability under the Code or other applicable foreign, state or local Law and notwithstanding anything to the contrary herein, any payment associated with the California pass-through entity tax.

“Fraud” means, with respect to any Person, an actual and intentional misrepresentation with respect to the express representations and warranties contained in ARTICLE III and ARTICLE IV with the intent by such Person that the other Parties rely on such misrepresentation, in each case under circumstances that constitute common law fraud under the Laws of the State of Delaware (for the avoidance of doubt, excluding any theory of fraud premised upon constructive knowledge, negligent or reckless misrepresentation).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization ), Section 3.2 (Authorization), Section 3.3 (Ownership), Section 3.5 (Capitalization), Section 3.17 (Taxes), Section 3.23 (Related Party Transactions), Section 3.25 (Brokers), Section 4.1 (Organization; Authorization of Purchaser), and Section 4.4 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Indemnity Cap” means One Million Eight Hundred and Seventy Thousand Dollars ($1,870,000).

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra-national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, taxing or administrative law functions, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law.

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148, 124 Stat. 119), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder, as may be amended from time to time.

“Holdback Shares” means One Hundred and Ten Thousand (110,000) shares of Parent Common Stock, assuming a price of Twelve Dollars ($12.00) per share with an aggregate value at Closing of at least One Million Three Hundred Twenty Thousand Dollars ($1,320,000), which shares of Parent Common Stock would otherwise have been issued to Seller at Closing in connection with the sale of West Coast, but will instead be held back to secure Seller’s indemnification obligations under ARTICLE IX.

“Inbound IP License” has the meaning set forth in Section 3.10(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, (i) all delinquent and unpaid Tax liabilities, and (j) all Liabilities of any other Person described above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, relating thereto. For the avoidance of doubt, Indebtedness shall not include any (i) Accounts Payable, (ii) intercompany Indebtedness (including intercompany capital leases) required to be eliminated in the Financial Statements in accordance with GAAP, (iii) excess liability premium obligations and (iv) the Settlement Payment and any Specific Litigation and Settlement Proceedings Costs to the extent taken into account pursuant to ARTICLE IX.

“Indemnified Person” means the Person or Persons entitled to indemnification under ARTICLE IX.

“Indemnifying Person” means the Person or Persons obligated to provide indemnification under ARTICLE IX.

“Indemnity Escrow Account” has the meaning set forth in Section 1.3(b).

“Indemnity Escrow Amount” means Five Hundred Fifty Thousand Dollars ($550,000).

“Indemnity Escrow Fund” has the meaning set forth in Section 1.3(b).

“Initial Closing Statement” has the meaning set forth in Section 2.3(a).

“Insurance Policies” has the meaning set forth in Section 3.24.

“Intellectual Property” means intellectual property in all forms arising under the Laws of any jurisdiction, including, but not limited to, all (a) Patents, (b) Trademarks, (c) Copyrights, (d) Know-How, and (e) Software.

“Interim Balance Sheet” has the meaning set forth in Section 3.7(a).

“IPO” has the meaning set forth in the preliminary statements to this Agreement.

“IPO Share Price” means the price to the public reflected in the prospectus of Parent relating to the IPO that was declared effective with the SEC pursuant to Rule 424(b) under the Securities Act.

“IRS” means the United States Internal Revenue Service.

“Know-How” means trade secrets, inventions, (whether or not patentable), discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections.

“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Lease Agreement” has the meaning set forth in Section 5.13.

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance.

“Lock-Up Agreement” means the lock-up agreement entered into by and between Parent and Seller on the date hereof.

“Losses” means any and all losses, claims, damages, costs, expenses (including reasonable attorneys’, consultants’, experts’, and other professional advisors’ fees and expenses), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, Liabilities, and other charges, including costs of mitigation, damages for lost profits, damages based on a multiple of earnings or a diminution in value, and special, indirect, and consequential damages, in each case, whether or not arising out of a Third Party Claim, but excluding any punitive damages, except to the extent such punitive damages are paid to a third party in connection with a Third Party Claim.

“Material Adverse Effect” means any event, change, or occurrence that, individually or in the aggregate with any other events, changes, or occurrences, has or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company (on a short-term or long-term basis), taken as a whole, excluding any event, change, or occurrence resulting from: (a) effects generally affecting the industries or segments thereof in which the Company operates; (b) general business, economic, or political conditions (or changes therein); (c) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) any failure by the Company to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur); (e) changes in Law or interpretation thereof or GAAP or interpretation thereof; (f) events attributable to the announcement of the execution of this Agreement or any Related Agreement, the announcement of the Transactions, or the consummation of the Transactions; or (g) actions or omissions taken at the written request of Purchaser or Parent or expressly required by this Agreement; provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a), (b), (c), and (e) above shall be excluded only to the extent such matters do not disproportionately impact the Company as compared to other Persons operating in same industry.

“Material Contracts” has the meaning set forth in Section 3.12.

“Material Customer” has the meaning set forth in Section 3.22(a).

“Material Supplier” has the meaning set forth in Section 3.22(a).

“Model” has the meaning set forth in Section 6.1(i).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Notice of Acceptance” has the meaning set forth in Section 2.3(b)(i).

“Notice of Disagreement” has the meaning set forth in Section 2.3(b)(ii).

“Order” means any order, judgment, decree, injunction, stipulation, settlement, or consent order of or with any Governmental Authority.

“Ordinary Course of Business” means with respect to any action taken by a Person, an action taken by such Person in the ordinary course of business, consistent with past practice.

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, or other governing documents of an entity, as applicable, in each case as amended.

“Outbound IP License” has the meaning set forth in Section 3.10(b).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Common Stock” has the meaning set forth in the preliminary statements to this Agreement.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Patents” means patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof.

“Permit” means any permit, license, approval, or other authorization required to be obtained by any Governmental Authority.

“Permitted Distributions” means distributions made by the Company to Seller between the date hereof and the Closing Date, in an amount not to exceed $150,000 per month starting from the date hereof and ending on the Closing Date (cumulating until paid). For the avoidance of doubt, Seller shall not receive in excess of $150,000 per month from the Company and West Coast for the period starting on the date hereof and ending on the Closing Date.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the Ordinary Course of Business or by operation of law with respect to obligations that are not yet due and payable; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens of record that, individually or in the aggregate, do not materially impair the use or occupancy of the real property affected thereby; (d) with respect to the Shares, restrictions on transfer imposed under applicable securities Laws; (e) Liens in connection with Indebtedness that will be discharged and satisfied in full on or prior to the Closing Date; (f) Liens relating to deposits made in the Ordinary Course of Business, including those made in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade or governmental contracts or other similar agreements; (g) purchase money Liens on personal property acquired, or Liens on equipment leased, in the Ordinary Course of Business, including Liens arising in connection with the Truck Leases or Equipment and Truck Indebtedness; (h) Liens specifically identified in the Financial Statements; and (i) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in the Business.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period that begins before and ends on the Closing Date.

“Preliminary Allocation Schedule” has the meaning set forth in Section 6.1(h).

“Proceeding” means an action, suit, arbitration, proceeding, audit, hearing, examination, investigation, or other litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority.

“Promissory Note” has the meaning set forth in Section 1.3(a).

“Proposed Adjustments” has the meaning set forth in Section 2.3(b)(ii).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Employee Misclassification Costs” means any claims, unpaid wages, penalties, costs or Losses arising from the potential misclassification of employees after Closing (including without limitation if the Company continues to use the same classifications for employees after Closing that the Company used on or prior to Closing) as exempt from the overtime regulations under the Fair Labor Standards Act, or the potential misclassification of independent contractors after Closing (including without limitation if the Company continues to use the same classifications for independent contractors after Closing that the Company used on or prior to Closing) for purposes of all state and federal Laws, including Laws with respect to employee benefits and California AB 5, and the reclassification of such employees, but for avoidance of doubt excluding any and all Specific Litigation and Settlement Proceedings Costs.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.2.

“Purchaser’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Purchaser means the actual knowledge of Ross Berner or Mark McKinney, in each case after due inquiry, including consulting with appropriate employees responsible for the relevant subject matter.

“Purchaser Releasor” has the meaning set forth in Section 6.6(b).

“Real Property Lease” has the meaning set forth in Section 3.9(b).

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit C.

“Registration Statement” has the meaning set forth in the preliminary statements to this Agreement.

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Lock-Up Agreement, the Registration Rights Agreement, Escrow Agreement, the Promissory Note and the Lease Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, disposing, injection, deposit or discharge of any Hazardous Substance in, onto or through the environment.

“Remedial Action” means any action under any Environmental Law to (a) investigate, clean up, remediate, remove, respond to, treat or in any other way address a Release, or a threat of Release, into the environment, including the performance of required studies, investigations, restoration or monitoring or (b) assess or restore the environment or natural resources.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, insurance providers, and advisors.

“Response Period” has the meaning set forth in Section 9.5(b).

“Schedule Supplement” has the meaning set forth in Section 5.7.

“SEC” has the meaning set forth in the preliminary statements to this Agreement.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.1(g).

“Section 338(h)(10) Election Gross Up” has the meaning set forth in Section 6.1(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Benefit Plan” means each Benefit Plan that is maintained or sponsored by the Company, Seller, or their respective ERISA Affiliates, or with respect to which the Company, Seller or their respective ERISA Affiliates is a party, participates, has a commitment to create or has any Liability, other than a Business Benefit Plan.

“Seller Employee Misclassification Costs” means any claims, unpaid wages, penalties, costs or Losses arising from the potential misclassification of employees on or prior to Closing as exempt from the overtime regulations under the Fair Labor Standards Act, or the potential misclassification of independent contractors prior to Closing for purposes of all state and federal Laws, including Laws with respect to employee benefits and California AB 5, and the reclassification of such employees, in each case occurring on or prior to Closing, but for avoidance of doubt excluding any and all Specific Litigation and Settlement Proceedings Costs.

“Seller Indemnified Party” has the meaning set forth in Section 9.3.

“Seller Releasor” has the meaning set forth in Section 6.6(a).

“Seller’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Seller means the actual knowledge of William Scanlon and Michael Foos, in each case after due inquiry, including consulting with appropriate employees responsible for the relevant subject matter.

“Settlement Payment” means the payment made by the Company in final and binding settlement of the Specific Litigation and Settlement Proceedings.

“Shares” has the meaning set forth in the preliminary statements to this Agreement.

“Software” means: (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (b) database software that is accessed using computer programs; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (d) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs.

“Special Indemnity Cap” means Five Million Dollars ($5,000,000).

“Specific Litigation and Settlement Proceedings” means the litigation set forth on Schedule 3.15(f).

“Specific Litigation and Settlement Proceedings Costs” means all Losses arising out of or in connection with the Specific Litigation and Settlement Proceedings, including attorneys’ fees and costs and the Settlement Payment.

“Specific Litigation Escrow Account” has the meaning set forth in Section 1.3(c).

“Specific Litigation Escrow Amount” means an amount equal to Four Million Dollars ($4,000,000), minus the amount, if any, by which the Cash on hand of the Company, its Subsidiaries and West Coast (combined, including all cash accounts, including without limitation all Schwab accounts, payroll accounts, and operating accounts) on the last day of the calendar month immediately preceding the Closing Date exceeds One Million Dollars ($1,000,000), as such net amount may be reduced from time to time as a result of payments or distributions arising solely out of the Specific Litigation and Settlement Proceedings in accordance with this Agreement; provided that there shall be no Specific Litigation Escrow Fund, and the Specific Litigation Escrow Amount shall be Zero Dollars ($0.00), if the Settlement Payment is made prior to Closing.

“Specific Litigation Escrow Fund” has the meaning set forth in Section 1.3(c).

“Specified Courts” has the meaning set forth in Section 10.12.

“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.

“Target Closing Date Cash” means One Million Dollars ($1,000,000) in Cash of the Company, its Subsidiaries and West Coast (on a combined basis, including all cash accounts, including without limitation all Schwab accounts, payroll accounts and operating accounts) as of 11:59 p.m., Central Time, on the last day of the calendar month immediately preceding the Closing Date, calculated in accordance with GAAP, consistently applied.

“Target Closing Date Indebtedness” means Thirteen Million Six Hundred Fifteen Thousand Dollars ($13,615,000) in Closing Date Indebtedness.

“Target Consideration” has the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” means all taxes and similar charges, fees, duties, levies, or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, social security, premium, digital services, alternative or add-on minimum, estimated, environmental or other taxes and similar charges, fees, duties, levies, or other assessments) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof).

“Tax Cap” has the meaning set forth in Section 6.1(i).

“Tax Return(s)” means any report, return, document or other information or filing required to be supplied to a Governmental Authority or other Person in connection with any Taxes.

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Trademarks” means trademarks, service marks, trade names, service names, trade dress, and Internet domain names, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Transaction Expenses” means (a) all fees and expenses incurred or payable by Seller or the Company in connection with this Agreement and the Transactions, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of the Company in connection with this Agreement and the Transactions, (b) all transaction bonuses, retention payments, change-of-control payments, severance, and other amounts payable to any employee of the Company in connection with this Agreement and the Transactions (including all Change of Control Bonuses, which for tax and accounting purposes will be deemed paid by the Company to the applicable employee recipients immediately prior to the Closing), including for unused accrued or other severance with respect to any Employee and including the employer portion of any related payroll taxes, but excluding payments required in connection with a Company Employee’s termination by or at the express written request of Purchaser, and (c) all attorneys’ fees and costs payable by Seller or the Company constituting Specific Litigation and Settlement Proceedings Costs incurred on or prior to Closing, in the case of each of clause (a), clause (b) and clause (c) to the extent not paid prior to the Closing; provided, however, that Transaction Expenses shall not mean or include the costs associated with the audit (but not the review) of the Company’s Financial Statements, which shall be borne solely by Purchaser.

“Transactions” means the transactions contemplated under this Agreement and the other Related Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions.

“Truck Lease” means a Contract for the lease of a Truck or for the purchase of a Truck under a conditional sales or title retention agreement.

“Trucks” means automobiles, trucks, trailers, tractors and other vehicles and transportation equipment used, held for use or useful in the conduct of the Business.

“Underwriters” means William Blair & Company L.L.C., Stifel, Nicolaus & Company and Raymond James & Associates, Inc.

“Unresolved Adjustments” has the meaning set forth in Section 2.3(c).

“Viewpoint” has the meaning set forth in Section 10.15.

“West Coast” has the meaning set forth in Section 1.5(i).

“West Coast Indemnity Escrow Amount” means Four Hundred Fifty Thousand Dollars ($450,000).

Schedule 6.1(h)

Allocation Methodology

(see attached)

EXHIBIT A

Form of Promissory Note

(see attached)

EXHIBIT B

Form of Escrow Agreement

(see attached)

EXHIBIT C

Form of Registration Rights Agreement

(see attached)